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As filed with the Securities and Exchange Commission on May 28, 2004.

Registration No. 333-113497

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENCORP INC.
(Exact name of registrant as specified in its charter)

Ohio	34-0244000
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California
95853-7012
(916) 355-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
(Registrant's telephone number, including area code)

Mark A. Whitney
Vice President, Law;
Deputy General Counsel and
Assistant Secretary
GenCorp Inc.
P.O. Box 537012
Sacramento, California 95853-7012
(916) 355-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Christopher M. Kelly Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114-1190 (216) 586-3939

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and neither we nor the selling securityholders are soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 28, 2004

PRELIMINARY PROSPECTUS

$125,000,000
4% Contingent Convertible Subordinated Notes due 2024

We sold $125,000,000 aggregate principal amount of our 4% Contingent Convertible Subordinated Notes due 2024 in private transactions on January 16, 2004 and January 27, 2004. Selling securityholders may use this prospectus to resell from time to time their notes and the 8,101,100 shares of common stock issuable upon conversion of the notes, including the rights attached to the common stock as described in "Description of Capital Stock."

The Notes

  •
  Interest is payable on the notes on each January 16 and July 16, beginning July 16, 2004, and the notes will mature on January 16, 2024, unless previously redeemed, repurchased or converted. In addition to regular interest on the notes, beginning with the six-month interest period beginning January 16, 2008, contingent interest will also accrue during any six-month interest period in which the average trading price per $1,000 principal amount of the notes for the five-day trading period ending on the third day immediately preceding the first day of such six-month interest period equals $1,200 or more. If contingent interest becomes payable, it will accrue at a rate of 0.50% per year.

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  You may convert the notes into our common stock, at an initial conversion price of $15.43 per share, under the following circumstances and subject to adjustment in some cases:

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  during any calendar quarter, if the closing sale price of our common stock over a specified number of trading days during the preceding calendar quarter is more than 120% of the conversion price of the notes on the last trading day of such period;

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  if we have called the notes for redemption and the redemption has not yet occurred;

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  during the five trading day period immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of the notes for each day of such period was less than 95% of the product of the closing sale price of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the notes; or

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  upon the occurrence of specified corporate transactions described under "Description of the Notes—Conversion Rights."

  Upon conversion, the holder will not receive any cash payment representing accrued and unpaid interest, including contingent interest and liquidated damages, if any.

  •
  We may redeem some or all of the notes at any time on or after January 19, 2010, at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, up to but not including the date of redemption, payable in cash. In addition, on or after January 19, 2008, we may redeem all or any portion of the notes for cash at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, up to but not including the date of redemption, in the event that our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar month preceding the calendar month in which the notice of redemption is properly mailed to holders is more than 125% of the then-applicable conversion price on that 30th trading day.

  •
  You may require us to purchase all or a portion of your notes on January 16, 2010, 2014 and 2019 and upon a change in control for a purchase price equal to 100% of the principal amount of the notes, plus accrued but unpaid interest, including contingent interest and liquidated damages, if any, up to, but not including, the date of repurchase, payable in cash.

  •
  The notes are our general unsecured subordinated obligations and rank junior in right of payment to all of our other existing and future senior debt, including all of our obligations under our senior credit facilities and our 9 1/2% Senior Subordinated Notes due 2013, which we refer to as our senior subordinated notes.

  •
  The notes rank equal in right of payment with all of our existing and future subordinated indebtedness, including our outstanding 5 3/4% Convertible Subordinated Notes due 2007, which we refer to as our 5 3/4% convertible notes.

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  The notes are effectively subordinated to any secured debt and to any and all debt, including trade debt, of our subsidiaries.

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  The notes issued in the initial private placements are eligible for trading in the PORTAL System. The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL System. We do not intend to list the notes on any other national securities exchange or automated quoting system.

The Common Stock

  •
  Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "GY."

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  On May 27, 2004, the last reported sale price of our common stock was $11.32.

Investing in the notes and the common stock issuable upon their conversion involves certain risks. See "Risk Factors" beginning on page 6.

        The securities offered hereby have not been approved or recommended by the Securities and Exchange Commission or any state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2004.

        This prospectus does not constitute an offer of, or an invitation to purchase, any of the notes or the common stock issuable upon their conversion in any jurisdiction in which, or to any person to whom, such offer or invitation would be unlawful. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Neither the delivery of this prospectus nor any sale of the notes shall, under any circumstances, create any implication that there has been no change in the affairs of GenCorp Inc. after the date of this prospectus.

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PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. For a more complete understanding of our company and the notes, we encourage you to read this entire document, including "Risk Factors," the financial information included in or incorporated by reference into this prospectus and the documents to which we have referred.

        Unless otherwise indicated or required by the context, as used in this prospectus, the terms "we," "our" and "us" refer to GenCorp Inc. and all of our subsidiaries that are consolidated under accounting principles generally accepted in the United States, or GAAP. Our fiscal year ends on November 30 of each year. When we refer to a fiscal year, such as fiscal 2003, we are referring to the fiscal year ended on November 30 of that year.

Our Company

Overview

        We are a multinational diversified technology-based company with operations in four business segments:

        Aerospace and Defense—includes the operations of Aerojet-General Corporation, or Aerojet, which designs, develops and manufactures propulsion systems for space and defense applications, armament systems for precision tactical weapon systems and munitions applications, and advanced airframe structures.

        GDX Automotive—includes the operations of GDX Automotive, or GDX, which develops and manufactures vehicle sealing systems for automotive original equipment manufacturers, or OEMs.

        Fine Chemicals—includes the operations of Aerojet Fine Chemicals LLC, or AFC, which custom manufactures active pharmaceutical ingredients and registered intermediates for pharmaceutical and biotechnology companies.

        Real Estate—includes activities related to the development, sale, acquisition and leasing of our real estate assets.

        For more information about our four business segments, see our Annual Report on Form 10-K for the fiscal year ended November 30, 2003 and our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2004.

        In October 2003, Aerojet acquired substantially all of the assets related to the propulsion business of Atlantic Research Corporation, or ARC, a subsidiary of Sequa Corporation, for $144 million, including estimated transaction costs and purchase price adjustments. The purchase price was financed with a portion of the proceeds from the sale of $150 million of our senior subordinated notes in August 2003 and borrowings under our revolving credit facility. We refer to the assets acquired as the ARC propulsion business, and we refer to the acquisition of the ARC propulsion business as the ARC acquisition.

Recent Developments

        The Environmental Protection Agency, or EPA, issued a Unilateral Administrative Order No. 2003-17, or UAO, for the remediation of the contamination at the South El Monte Operable Unit of the San Gabriel Valley Superfund Site, or SEMOU, on August 29, 2003, requiring the implementation of the Interim Record of Decision, or IROD. The EPA extended the deadline for compliance with the UAO to allow the potentially responsible parties, or PRPs, to resolve their liabilities with respect to the

SEMOU. In return, the EPA required the submission of a Good Faith Offer to implement the IROD. We have been working closely with the other PRPs to resolve this matter and submitted a Good Faith Offer to the EPA that was rejected on May 20, 2004. The EPA alleges that we, along with the other UAO recipients, have failed to transmit a Good Faith Offer in compliance with our obligations under the UAO. We are working diligently with the EPA, and the other PRPs, to resolve this matter and insure compliance with the UAO.

        Our principal executive offices are located at Highway 50 and Aerojet Road, Rancho Cordova, California 95670. Our mailing address is P.O. Box 537012, Sacramento, California 95853-7012, and our telephone number is (916) 355-4000. We maintain a website at www.gencorp.com; however, the information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus and in the documents incorporated by reference into this prospectus when making a decision whether or not to invest in the notes.

The Offering

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	GenCorp Inc.
Notes Offered	$125,000,000 in aggregate principal amount of 4% Contingent Convertible Subordinated Notes due 2024.
Maturity	January 16, 2024.
Ranking	The notes are our general unsecured subordinated obligations and rank junior in right of payment with all of our other existing and future senior indebtedness, including obligations under our senior credit facilities and our outstanding senior subordinated notes. In addition, the notes are effectively subordinated to any secured indebtedness and to any and all indebtedness and other liabilities, including trade debt, of our subsidiaries. As of February 29, 2004, we had approximately $331 million of senior indebtedness outstanding to which the notes were expressly subordinated and $150 million of outstanding indebtedness that ranked equally with the notes. Our subsidiaries had approximately $371 million of indebtedness and other liabilities outstanding, including trade debt but excluding intercompany liabilities, post-retirement and environmental liabilities and guarantees of our senior indebtedness, to which the notes were effectively subordinated. The indenture does not restrict our ability to incur senior indebtedness or other indebtedness in the future, nor will it restrict the ability of our subsidiaries to incur indebtedness or other liabilities that will be effectively senior to the notes.
Interest Payment Dates	January 16 and July 16, commencing July 16, 2004.
Contingent Interest	In addition to regular interest on the notes, beginning with the six-month interest period beginning January 16, 2008, contingent interest will also accrue during any six-month interest period in which the average trading price per $1,000 principal amount of the notes for the five-day trading period ending on the third day immediately preceding the first day of such six-month interest period equals $1,200 or more. If contingent interest becomes payable, it will accrue at a rate of 0.50% per year.

Conversion Rights	Holders may surrender notes for conversion into shares of our common stock prior to the maturity date in the following circumstances:
	•	during any calendar quarter, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share of our common stock on that 30th trading day;
	•	if we have called the notes for redemption and the redemption has not yet occurred;
	•	during the five trading day period immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of the notes for each day of such period was less than 95% of the product of the closing sale price of our common stock on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the notes; or
	•	upon the occurrence of specified corporate transactions described under "Description of the Notes—Conversion Rights."
If any of the above conditions is met, holders may convert any outstanding notes into shares of our common stock at the conversion price per share of $15.43. This represents a conversion rate of approximately 64.8088 shares of our common stock per $1,000 principal amount of notes. The conversion price may be adjusted in a limited number of circumstances but will not be adjusted for accrued interest. Upon conversion, the holder will not receive any cash payment representing accrued and unpaid interest, including contingent interest and liquidated damages, if any.
Optional Redemption	We may redeem some or all of the notes at any time on or after January 19, 2010, at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, up to but not including the date of redemption, payable in cash. In addition, on or after January 19, 2008, we may redeem all or any portion of the notes for cash at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, up to but not including the date of redemption, in the event that our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar month preceding the calendar month in which the notice of redemption is properly mailed to holders is more than 125% of the then applicable conversion price on that 30th trading day.

Repurchase of Notes at the Option of the Holder	You may require us to purchase all or a portion of your notes on January 16, 2010, 2014 and 2019 for a purchase price equal to 100% of the principal amount plus accrued but unpaid interest, including contingent interest and liquidated damages, if any, up to but not including, the date of repurchase, payable in cash.
Change in Control	You may require us to repurchase the notes upon a change of control at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to the date of repurchase. The repurchase price is payable in cash.
Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion.
Trading Symbol for Our Common Stock	Our common stock is quoted on the New York Stock Exchange and the Chicago Stock Exchange under the trading symbol "GY."
U.S. Federal Income Tax Considerations	The notes are debt instruments subject to the United States federal income tax contingent payment debt regulations, including our determination of the rate at which interest will accrue for United States federal income tax purposes. We intend to compute and report accruals of interest based upon a yield of 9.12% per year, computed on a semiannual bond equivalent basis, which we have determined represents the yield required to be reported under applicable Treasury regulations.
In accordance with our application of the contingent payment debt tax regulations, you will also recognize gain or loss on the sale, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received, and your adjusted tax basis in the note. Any gain recognized by you generally will be treated as ordinary interest income; any loss will be treated as ordinary loss to the extent of the interest previously included in income and, thereafter, as capital loss. See "Important United States Federal Income Tax Considerations."
Trading	The notes sold in the initial private placement are eligible for trading in the PORTAL system. The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL system. We do not intend to list the notes on any other national securities exchange or automated quotation system. Our common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "GY."

Risk Factors

        You should carefully consider the information set forth in the section of this prospectus entitled "Risk Factors," beginning on page 6, as well as the other information included in or incorporated by reference into this prospectus before deciding whether to invest in the notes.

Ratio of Earnings to Fixed Charges

        The following table shows our historical ratio of earnings to fixed charges for the fiscal quarter ended February 29, 2004 and for each of the five most recent fiscal years and our pro forma ratio of earnings to fixed charges for fiscal 2003. The pro forma ratio gives effect to the offering of our outstanding senior subordinated notes, which we completed in August 2003, the ARC acquisition, which we completed in October 2003, the offering of the notes, which we completed in January 2004, and the application of the net proceeds from the offering of the senior subordinated notes and the notes, as if each such event had occurred on December 1, 2002.

Historical						Pro Forma
Year Ended November 30,					Quarter Ended February 29, 2004
Year Ended November 30, 2003
1999	2000	2001	2002	2003
11.6x	5.2x	5.7x	2.9x	1.5x	—*	1.4x

*
For the fiscal quarter ended February 29, 2004, our earnings were insufficient to cover fixed charges by approximately $31 million.

        For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income from continuing operations before income taxes, plus fixed charges. "Fixed charges" consists of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest. Effective December 1, 2001, we ceased recording goodwill amortization expense as required by SFAS No. 142. The ratios shown for the years ended November 30, 1999 through 2001 include goodwill amortization expense.

RISK FACTORS

        An investment in the notes represents a high degree of risk. There are a number of factors associated with our business, including those specified below, which could affect your decision whether to invest in the notes or the common stock issued upon conversion of the notes. The following discussion describes the material risks currently known to us. We may also, from time to time, discuss additional risks or update those discussed below in our filings with the Securities and Exchange Commission that are incorporated by reference into this prospectus. You should carefully consider the risks described below together with the other information contained in, or incorporated by reference into, this prospectus before making a decision to invest in the notes.

Risks Related to GenCorp Inc.

We have a substantial amount of indebtedness, and the cost of servicing that indebtedness could adversely affect our ability to take actions or hinder our ability to make payments on the notes.

        We have a substantial amount of indebtedness for which we are required to make interest and principal payments. As of February 29, 2004, we had total consolidated indebtedness of approximately $606 million. For fiscal 2003, our ratio of earnings to fixed charges was 1.5 to 1.0. For the fiscal quarter ended February 29, 2004 our earnings were insufficient to cover fixed charges by approximately $31 million. Subject to the limits contained in some of the agreements governing our outstanding indebtedness, we may incur additional indebtedness in the future.

        Our level of indebtedness places significant demands on our cash resources, which could:

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  make it more difficult for us to satisfy our outstanding debt obligations;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the amount of our cash flow available for working capital, capital expenditures, acquisitions and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;

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  place us at a competitive disadvantage compared to our competitors, some of which have lower debt service obligations and greater financial resources than we do;

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  limit our ability to borrow additional funds;

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  increase our vulnerability to general adverse economic and industry conditions; or

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  result in our failure to satisfy the financial covenants contained in some of the agreements governing our outstanding indebtedness, which, if not cured or waived, could lead to an acceleration of the maturity of our outstanding indebtedness.

        If we are unable to service our indebtedness and fund our operating costs, we may be forced to adopt alternative strategies, which we may not be able to implement on satisfactory terms, if at all. These alternative strategies may include:

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  reducing or delaying capital expenditures;

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  seeking additional debt financing or equity capital;

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  selling assets;

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  restructuring or refinancing debt; or

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  curtailing or eliminating certain activities.

If our operating subsidiaries do not generate sufficient cash flow or if they are not able to pay dividends or otherwise distribute their cash to us, we may not be able to service our indebtedness, including the notes.

        Although we operate all but one of our U.S. GDX Automotive operations directly, the remainder of our operations, including all of the operations of our Aerospace and Defense, Fine Chemicals and Real Estate segments, as well as the European and Canadian operations of GDX Automotive, are conducted through subsidiaries. Consequently, our cash flow and ability to service our debt obligations, including the notes, will be largely dependent upon the earnings of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by these subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their indebtedness, including some of the agreements governing our outstanding indebtedness.

We may experience product failures, schedule delays or other problems with existing or new products and systems, all of which could result in increased costs and loss of sales.

        Many of the products we develop and manufacture are technologically advanced systems that must function under demanding operating conditions. Even though we believe that we employ sophisticated and rigorous design, manufacturing and testing processes and practices, we may not be able to successfully launch or manufacture our products on schedule or our products may not perform as intended.

        Our Fine Chemicals segment produces chemical compounds that are difficult to manufacture, including highly energetic and highly potent materials. The production of these chemicals requires a high degree of precision and strict adherence to safety standards. Regulatory agencies, such as the U.S. Food and Drug Administration, or FDA, and the European Agency for the Evaluation of Medical Products, or EMEA, must approve the production process for many of the products that our Fine Chemicals segment manufactures.

        Some of our contracts require us to forfeit a portion of our expected profit, receive reduced payments, provide a replacement product or service or reduce the price of subsequent sales to the same customer if our products fail to perform adequately. Performance penalties also may be imposed should we fail to meet delivery schedules or other measures of contract performance. We do not generally insure against potential costs resulting from any required remedial actions or costs or loss of sales due to postponement or cancellation of scheduled operations or product deliveries.

Our inability to adapt to rapid technological changes could impair our ability to remain competitive.

        The aerospace and defense and the pharmaceutical fine chemicals industries have undergone rapid and significant technological development over the last few years. The automotive vehicle sealing industry has also experienced significant changes in the fields of noise attenuation and alternative sealing materials, particularly in Europe. Our competitors may implement new technologies before we are able to, allowing them to provide more effective products at more competitive prices. Future technological developments could:

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  adversely impact our competitive position if we are unable to react to these developments in a timely or efficient manner;

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  require us to write-down obsolete facilities, equipment and technology;

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  require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or

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  require significant capital expenditures for research, development and launch of new products or processes.

We expect to continue to expand our operations through acquisitions, which may divert management's attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

        Our business strategy contemplates continued expansion of our operations, including growth through future acquisitions. However, our ability to consummate and integrate effectively any future acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and our ability to obtain financing. Our success in integrating newly acquired businesses will depend upon our ability to retain key personnel, avoid diversion of management's attention from operational matters, integrate general and administrative services and key information processing systems and, where necessary, requalify on customer programs. In addition, future acquisitions could result in the incurrence of additional indebtedness, costs and contingent liabilities. We may also incur costs and divert management attention to acquisitions that are never consummated. Integration of acquired operations may also take longer, or be more costly or disruptive to our business, than originally anticipated. It is also possible that expected synergies from past or future acquisitions may not materialize.

        Although we undertake a diligence investigation of each business that we acquire, there may be liabilities of the acquired companies that we fail or are unable to discover during the diligence investigation and for which we, as a successor owner, may be responsible. In connection with acquisitions, we generally seek to minimize the impact of these types of potential liabilities through indemnities and warranties from the seller, which may in some instances be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to limitations in scope, amount or duration, financial limitations of the indemnitor or warrantor or other reasons.

We plan to continue our consolidation initiatives to address underutilization of plant capacities and to improve operating performance, which could require additional cash expenditures, disrupt our operations and negatively impact our profitability.

        We intend to continue our cost-reduction initiatives, which include consolidation of manufacturing facilities. The consolidation of certain operations requires us to comply with certain procedures and processes that are defined under local law and labor regulations. In connection with the consolidation of facilities, we may be required to record restructuring charges and write-off assets which could negatively impact our earnings. In addition, these initiatives may require additional cash expenditures and may disrupt our ordinary operations or those of our subsidiaries, thereby reducing our profitability.

We depend on a limited number of customers for a significant portion of our revenues. The loss of, or a significant decrease in business from, one or more of these significant customers would reduce our revenues and profitability.

        Our largest customer in our Aerospace and Defense segment, directly or indirectly, is the U.S. Government and its agencies, which collectively accounted for approximately 82% of net segment sales and 22% of our total net sales in fiscal 2003. The three largest customers in our GDX Automotive segment are General Motors, Volkswagen and Ford. In fiscal 2003, General Motors accounted for approximately 29% of net segment sales, Volkswagen accounted for approximately 22% of net segment sales, and Ford accounted for approximately 20% of net segment sales. In our Fine Chemicals segment, most sales are derived from contracts with a small number of major customers. For fiscal 2003, a single customer accounted for 73% of net segment sales and the top three customers accounted for 96% of net segment sales.

        A significant decrease or interruption in business from one or more significant customers would decrease revenues of the particular segment affected, as well as revenues overall. Lower revenues could lead to lower profitability, which could affect our ability to make payments on the notes.

A loss of key personnel or highly skilled employees could disrupt our operations.

        Our executive officers are critical to the management and direction of our businesses. Our future success depends, in large part, on our ability to retain these officers and other capable management personnel. In general, we do not enter into employment agreements with our executive officers. We have entered into severance agreements with several of our officers that allow those officers to terminate their employment under particular circumstances, such as a change of control affecting our company. Although we believe that we will be able to attract and retain talented personnel and replace key personnel should the need arise, our inability to do so could disrupt the operations of the segment affected or our overall operations. In addition, because of the complex nature of many of our products and programs, we are generally dependent on an educated and highly skilled workforce. Our operations could be disrupted by a shortage of available skilled employees.

A strike or other work stoppage, or our inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on our cost structure and ability to run our facilities and produce our products.

        As of February 29, 2004, we had approximately 9,500 employees, of whom approximately 49% were covered by collective bargaining or similar agreements. Of the covered employees, none are covered by collective bargaining agreements that are due to expire within one year. If we are unable to negotiate acceptable new agreements with the unions representing our employees upon expiration of the existing contracts, we could experience strikes or work stoppages. Even if we are successful in negotiating new agreements, the new agreements could call for higher wages or benefits paid to union members, which would increase our operating costs and could adversely affect our profitability. If our unionized workers were to engage in a strike or other work stoppage, or other non-unionized operations were to become unionized, we could experience a significant disruption of operations at our facilities or higher ongoing labor costs. A strike or other work stoppage in the facilities of any of our major customers could also have similar effects on us. In particular, the automotive industry is generally highly unionized and some of our customers have, in the past, experienced significant labor disruptions.

We rely on intellectual property and proprietary rights to maintain our competitive position and, therefore, our failure to protect adequately our intellectual property and proprietary rights could adversely affect our market share.

        The technological and creative skills of our personnel and our innovative product developments are essential to establishing and maintaining our technology leadership position. Our failure to protect adequately our intellectual property and proprietary rights could allow our competitors to capture market share. We seek to protect our inventions, confidential information and brand names under patent and "trade secret" laws and through the use of confidentiality procedures and written agreements. However, these laws and our efforts afford only limited protection for our intellectual property and proprietary rights. Our rights could also be invalidated, circumvented or challenged by our competitors or other third parties. With respect to pending or future patent applications, patents may not be issued with the scope of the claims we have sought, if at all. Furthermore, third parties may develop technologies that are similar or superior to our technology or design around our intellectual property. Despite our efforts to protect our intellectual property and proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary, and we may not be able to protect our rights in all jurisdictions. In addition, the laws of some foreign jurisdictions may not afford sufficient protection or provide for a remedy were there to be any such unauthorized copying or use. Moreover, on certain U.S. Government research and development contracts in our Aerospace and Defense segment, the U.S. Government retains rights to certain of the intellectual property.

We may incur significant costs in defending against claims that our products infringe the intellectual property rights of others and, if we are unsuccessful in defending these claims, we could be liable to the third party claimants.

        Each of our operating segments has used, and intends to use in the future, new technology in our various design and manufacturing processes. Although we do not believe that any of our products or services infringe the proprietary rights of third parties, a claim could be brought alleging that one or more of our products or processes infringes upon issued patents, pending patent applications or other intellectual property rights of third parties. These or other potential claims and any resulting litigation could subject us to significant liability for damages. In addition, even if we prevail, intellectual property litigation could be time consuming and expensive to defend and could result in the diversion of our time and attention from the management and operation of our various businesses. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims. The result of any such agreement is likely to be an increase in our product costs in the way of additional royalty payments or other fees.

Our operations and properties are currently the subject of significant environmental claims, and the numerous environmental and other government regulations to which we are subject may become more stringent in the future and may reduce our profitability and liquidity.

        We are subject to foreign, federal, state and local environmental laws and regulations that, among other things, require us to obtain permits to operate and install pollution control equipment and regulate the generation, storage, handling, transportation, treatment and disposal of hazardous and solid wastes. We may also be subject to fines and penalties, and are subject to toxic tort suits and other third-party lawsuits, due to both our past and present use of hazardous substances or the alleged on-site or off-site contamination of the environment through past or present operations. We may incur material costs in defending these proceedings or claims. Any unexpected adverse judgment or cash outlay could reduce our profitability and leave us with less cash available to service our debt, including the notes. For additional discussion of environmental matters, please see "Note Regarding Forward-Looking Statements" elsewhere in this prospectus, our Annual Report on Form 10-K for the fiscal year ended November 30, 2003, our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2004 and our other filings under the Securities Exchange Act of 1934, as amended, that are incorporated by reference into this prospectus.

Although some of our environmental costs may be recoverable and we have established reserves, given the many uncertainties involved in assessing liability for environmental claims, our reserves may not be sufficient.

        Under an agreement with the U.S. Government, the U.S. Government recognizes as allowable for government contract cost purposes up to 88% of environmental expenses at the Sacramento and former Azusa sites. Aerojet's mix of contracts can affect the actual reimbursement made by the U.S. Government. Because these costs are recovered through forward pricing arrangements, our ability to continue recovering these costs from the U.S. Government depends on Aerojet's sustained business volume under U.S. Government contracts and programs and the relative size of Aerojet's commercial business. For the Aerospace and Defense segment, actual reimbursements by the U.S. Government and commercial customers have averaged approximately 80% between 1999 and 2002. We also may seek recovery of our environmental costs from insurers.

        As of February 29, 2004, we had established reserves of approximately $308 million, which we believed to be sufficient to cover our estimated share of the environmental remediation costs at that time. However, given the many uncertainties involved in assessing liability for environmental claims, our reserves may prove to be insufficient. We continually evaluate the adequacy of those reserves, and they could change. In addition, the reserves are based only on known sites and the known contamination at those sites. It is possible that additional remediation sites will be identified in the future or that unknown contamination at previously identified sites will be discovered. This could lead us to have additional expenditures for environmental remediation in the future and given the many uncertainties involved in assessing liability for environmental claims, our reserves may prove to be insufficient.

        For additional discussion of environmental matters, please see "Note Regarding Forward-Looking Statements" elsewhere in this prospectus, our Annual Report on Form 10-K for the fiscal year ended November 30, 2003, our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2004 and our other filings under the Exchange Act that are incorporated by reference into this prospectus.

The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liability.

        Our Aerospace and Defense and Fine Chemicals segments involve the handling and production of potentially explosive materials and other dangerous chemicals, including materials used in rocket propulsion and highly potent chemical compounds. Despite our use of specialized facilities to handle dangerous materials and intensive employee training programs, the handling and production of hazardous materials could result in incidents that temporarily shut down or otherwise disrupt our manufacturing and could cause production delays. It is possible that a release of these chemicals or an explosion could result in death or significant injuries to employees and others. Material property damage to us and third parties could also occur. The use of these products in applications by our customers could also result in liability if an explosion or fire were to occur. Any release or explosion could expose us to adverse publicity or liability for damages or cause production delays, any of which could have a material adverse effect on our reputation and profitability.

Risks Related to Our Aerospace and Defense Segment

Our Aerospace and Defense segment is subject to various risks inherent in contracting with the U.S. Government, and a substantial decrease in or loss of U.S. Government contracts would have a material adverse effect on the revenues and profitability of this segment.

        Sales, directly and indirectly, to the U.S. Government and its agencies accounted for approximately 82% of our Aerospace and Defense net segment sales and 22% of our total net sales in fiscal 2003. In the performance of contracts with the U.S. Government, we are subject to complex and extensive procurement laws and regulations that provide for ongoing audits and reviews of incurred costs, contract performance and administration and enumerate specific rights that the U.S. Government may have to use technical data and computer software, the risks of which are described in more detail elsewhere in this "Risk Factors" section. Our failure to comply, even inadvertently, with these laws and regulations and the laws governing the export of controlled products and commodities could subject us or Aerojet to civil and criminal penalties and, under some circumstances, suspension and debarment from future government contracts and exporting of products for a specified period of time.

If a routine audit by the U.S. Government or a prime contractor were to determine that we were not financially viable, or if there were to be an investigation into possible illegal or unethical conduct, we could be subject to fines and penalties and, in some cases, damages or debarment from future contracts.

        The U.S. Government and its principal prime contractors periodically investigate the financial viability of its contractors and subcontractors as part of its risk assessment process associated with the award of new contracts. If the U.S. Government or one or more prime contractors were to determine that we were not financially viable, our ability to continue to act as a government contractor or subcontractor would be impaired. The U.S. Government also routinely audits our performance under various contracts and may, if appropriate, subsequently conduct an investigation into possible illegal or unethical activity in connection with these contracts. Investigations of this nature are common in the aerospace and defense industry, and lawsuits may result. Possible consequences include civil and criminal fines and penalties, in some cases, double or treble damages, and suspension or debarment from future government contracting.

Future reductions or changes in U.S. Government spending could negatively affect the revenues of our Aerospace and Defense segment.

        Our primary aerospace and defense customers include the U.S. Department of Defense and its agencies, the government prime contractors that supply products to these customers and NASA. As a result, we rely on particular levels of U.S. Government spending on propulsion systems for space and defense applications and armament systems for precision tactical weapon systems and munitions applications. These spending levels are not generally correlated with any specific economic cycle, but rather follow the cycle of general political support for this type of spending. The overall U.S. defense budget declined in real terms from the mid-1980s through the early 1990s and has since stabilized. Although the U.S. Department of Defense currently forecasts the defense budget to increase through its fiscal year 2009, which is the remainder of the U.S. Department of Defense's detailed forecast period, future levels of defense spending may not increase and could decrease in the future. A decrease in U.S. military expenditures, or the elimination or curtailment of a material program in which we are involved, could result in a significant decrease in our revenues.

The cancellation of one or more significant contracts could have a material adverse effect on our ability to realize anticipated sales and profits, and, therefore, we may have to change our business strategy.

        Our backlog is derived from contracts with the U.S. Government and depends, in large part, on continued funding by the U.S. Government for the programs in which we are involved. These types of contracts typically permit the U.S. Government unilaterally to modify or terminate the contract or to discontinue funding for a particular program at any time. The cancellation of one or more significant contracts could have a material adverse effect on our ability to realize anticipated sales and profits, and, therefore, we may have to change our business strategy. The cancellation of a contract, if terminated for cause, could also subject us to liability for the excess costs incurred by the U.S. Government in procuring undelivered items from another source. If terminated for convenience, our recovery of costs would be limited to amounts already incurred or committed, and our profit would be limited to work completed prior to termination. As of February 29, 2004, Aerojet's contract backlog was $803 million, and its funded backlog, which includes only the amount of those contracts for which money has been directly authorized by the U.S. Congress or for which a firm purchase order has been received by a commercial customer, totaled $416 million.

A significant percentage of our Aerospace and Defense contracts are fixed-price contracts, and, if we experience cost overruns on these contracts, we would have to absorb the excess costs and our profitability would be adversely affected.

        Our Aerospace and Defense contracts generally can be categorized as either "fixed-price" or "cost-reimbursable" contracts. Under fixed-price contracts, we agree to perform specified work for a fixed price and realize all of the profit or loss resulting from variations in the costs of performing the contract. As a result, all fixed-price contracts involve the inherent risk of unreimbursed cost overruns. To the extent we were to incur unanticipated cost overruns on a program or platform subject to a fixed-price contract, our profitability would be adversely affected.

Our success and growth in the aerospace and defense industry depend on our ability to secure contracts. We face significant competition, including from competitors with greater resources than ours, which may adversely affect our market share.

        We encounter intense competition in bidding for contracts. Many of our competitors have financial, technical, production and other resources substantially greater than ours. Although the downsizing of the defense industry in the early 1990s has resulted in a reduction in the aggregate number of competitors, the consolidation has also strengthened the capabilities of some of the remaining competitors resulting in an increasingly competitive environment. The U.S. Government also has its own manufacturing capabilities in some areas. We may be unable to compete successfully with our competitors and our inability to do so could result in a decrease in revenues that we historically have generated from these contracts. Further, the U.S. Government may open to competition programs on which we are currently the sole supplier, which could also adversely affect our revenues.

Risks Related to Our GDX Automotive Segment

Results of our GDX Automotive segment are dependent upon the commercial success of the vehicle platforms that contain our products, and any decline in sales of these vehicles may result in a corresponding decline in sales of our products.

        In North America, GDX's revenues are primarily derived from light trucks, sport utility vehicles and crossover vehicles. In Europe, GDX's primary focus is on the production of vehicle sealing systems and glass modules for luxury and medium-sized vehicles. Although GDX has a broad range of programs and customers, our GDX Automotive segment's future operating results will continue to depend significantly upon the continued market acceptance of vehicles for which we are a significant supplier. These types of vehicles, or other vehicles for which we are a supplier, may not continue to enjoy the market acceptance that they have in the past. A decline in the demand for these vehicles as a result of competition, technical change or other factors could have a corresponding effect on the sales of our GDX Automotive segment.

The global automotive vehicle sealing business is highly competitive, and our failure to compete effectively or adverse market conditions could harm our business and profitability.

        The global automotive component supply industry in which our GDX Automotive segment competes is highly competitive. Although we believe that we are the second largest automotive vehicle sealing manufacturer in the world, our ability to compete is dependent upon our ability to retain and grow our market share and to adopt successfully new strategies in response to changes in the marketplace.

        The automotive industry is characterized by a small number of original equipment manufacturers, or OEMs, that are able to exert considerable pressure on component suppliers to reduce costs, improve quality and provide innovative design and engineering. OEMs generally demand and receive price reductions and measurable increases in quality by implementing competitive selection processes, rating programs and other arrangements. Through increased partnering on platform work, the OEMs have generally required component suppliers, including us, to provide more design engineering input at earlier stages of the development process, the cost of which, in some cases, is absorbed by the suppliers. Although we have generally been successful in offsetting both the losses caused by price reductions and increased costs from engineering services through cost reduction initiatives, future price reductions, increased quality standards or increased demand for technical innovation, such as better noise reduction, may have a material adverse effect on our profitability.

GDX's customers operate in the cyclical automotive industry, which can lead to significant variability in demand for our products and revenues.

        The cyclicality of the automotive industry is dependent upon supply and demand, which is heavily influenced by a number of factors, including general economic conditions as well as economic conditions within specific regions or nations around the world. General economic or industry-specific downturns, or a prolonged disruption in production by one or more of our significant customers, including any such downturns or disruptions occasioned by unforeseen events, could have a negative impact on the market for GDX's products.

Political, social and exchange rate risks associated with foreign operations could adversely affect our ability to operate successfully abroad.

        Our GDX Automotive segment operates not only in the United States, but also in Canada, Germany, China, the Czech Republic, France and Spain. As part of our business strategy, we may expand our operations in these markets and move into other foreign markets. Foreign operations subject us to the risks of doing business abroad, including:

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  currency exchange rate fluctuations;

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  difficulties in staffing and managing foreign operations;

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  political risks;

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  unexpected changes in regulatory requirements;

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  adverse tax consequences from operating in multiple jurisdictions; and

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  global and regional economic slowdowns.

        Any of these factors, among others, could have a material adverse effect on our ability to maintain and develop profitable operations abroad.

An increase in the price or shortage of raw materials could have a significant effect on our operating costs and result in a decrease in the profitability of our GDX Automotive segment.

        The operations of our GDX Automotive segment are dependent on the availability of rubber and other raw materials. Because of this dependence, significant increases in the prices of these raw materials could have a material adverse effect on our results of operations and financial condition. Although we employ a diversified supplier base to mitigate the risk of supply interruption, we may still experience a shortage of raw materials.

Risks Related to Our Fine Chemicals Segment

The fine chemicals industry is highly competitive, and our failure to compete effectively could harm our business and profitability.

        The pharmaceutical fine chemicals market is highly fragmented and competitive. Competition in the pharmaceutical fine chemicals market is based upon reputation, service, manufacturing capability and expertise, price and reliability of supply. AFC may not be successful in obtaining or renewing customer contracts on commercially favorable terms, if at all. Furthermore, AFC's success depends to a significant extent on its ability to provide manufacturing service to potential customers at an early stage of product development, which we may be unable, at times, to accomplish.

The lack of availability of certain raw materials used by our fine chemicals business or a material increase in the price of these raw materials could result in significantly increased operating costs that we may not be able to offset through price increases to our customers and that may negatively impact our profitability.

        AFC uses a wide variety of raw materials, including petroleum-based solvents, and other supplies in the conduct of its business. Although AFC is generally not dependent on any one supplier or group of suppliers, certain manufacturing processes use raw materials that are available from sole sources or that are in short supply or difficult for the supplier to produce and certify in accordance with AFC's specifications. The price and availability of raw materials are subject to economic conditions and other factors generally outside of AFC's control. In most cases, especially for short-term fluctuations, AFC is not able to pass on price increases on raw materials and other supplies to its customers. AFC has generally been able to obtain sufficient supplies of the raw materials and other supplies it uses in sufficient quantities and at acceptable prices in the past and expects to be able to continue to do so in the future. Shortages or significant increases in the prices for certain raw materials and other supplies could also adversely affect our profitability.

Risks Related to Our Real Estate Segment

If we are not able to realize significant value from our sizable real estate holdings, we may be forced to adopt alternative business strategies.

        Our ability to realize the significant value from our real estate will be affected by conditions from time to time in the real estate market near Sacramento, California, where most of our real property is located, and in the other areas in which we own real estate, including general or local economic conditions, changes in neighborhood characteristics, real estate tax rates, the cost of operating our properties, governmental regulations and fiscal policies, acts of nature such as earthquakes and floods and other factors which are beyond our control. In addition, the development of these real estate holdings is subject to applicable zoning and other government regulations.

        As part of our strategy, we may sell or develop our land alone or in conjunction with third parties. If we decide to sell the land, we may not be able to do so at an attractive price. If we decide to develop the land, partners or funding may not be available. As a result, we may not be able to use or develop the land as we currently anticipate, if at all, which could impair our ability to react to market conditions or to fund growth. For example, we might have to revise our plans for growth, forgo future acquisition opportunities or make other changes to our business strategy.

Risks Related to the Notes

Because the holders of our senior indebtedness, including our senior credit facilities, will have the right to receive payment in full before any payments can be made in respect of the notes, our assets may not be sufficient to assure repayment of the notes.

        The notes are our general unsecured subordinated obligations. Accordingly, the payment of principal, premium, if any, and interest on the notes by us will be junior in right of payment to all of our existing and future senior indebtedness, including our outstanding senior subordinated notes. As a result, in the event of our insolvency, liquidation or other reorganization, all senior indebtedness and all secured indebtedness must be paid in full before any amounts owed under the notes may be paid.

        Moreover, we may not pay any amount owed under the notes, or repurchase, redeem or otherwise retire the notes, if any payment default on our senior indebtedness occurs, unless the default has been cured or waived, the senior indebtedness is repaid in full or the holders of the senior indebtedness consent to the payment. In addition, if any other default exists with respect to senior indebtedness and specified other conditions are satisfied, at the option of the holders of that senior indebtedness, we may be prohibited from making payments on the notes for a designated period of time. For additional information on the subordination terms applicable to the notes, and the amounts of senior indebtedness to which the notes were expressly subordinated as of February 29, 2004, see "Description of the Notes—Subordination."

Your right to receive payments on the notes in the event of a bankruptcy, insolvency or similar proceeding involving us will be effectively subordinated to all of our secured indebtedness.

        The notes are effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. For example, our obligations under our senior credit facilities are secured by all of the capital stock of our material domestic subsidiaries and 65% of the stock of certain of our foreign subsidiaries to the extent owned by us and our subsidiaries and by substantially all of our and our material domestic subsidiaries' tangible and intangible personal property as described in "Description of Other Indebtedness." In the event that we are not able to repay amounts due under the senior credit facilities, the lenders could proceed against the assets securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under the senior credit facilities before any proceeds would be available to make payments on the notes. The value of this collateral may not be sufficient to repay the lenders under the senior credit facilities, the holders of the notes and our other senior subordinated indebtedness. In that event, holders of the notes will receive less, ratably, than our senior creditors, or they may receive no payment at all.

The notes will not be guaranteed by any of our subsidiaries, and creditors of these subsidiaries will therefore be paid from the assets of those subsidiaries before holders of the notes will have any claim to those assets.

        The notes are not guaranteed by any of our subsidiaries or by entities in which we hold a minority interest or share control. As a result, the notes are effectively subordinated to all indebtedness and other liabilities, including trade debt, of these subsidiaries and other entities, including holders of our outstanding senior subordinated notes which are guaranteed by our material domestic subsidiaries. As of February 29, 2004, our subsidiaries had approximately $371 million of indebtedness and other liabilities outstanding, including trade debt but excluding intercompany liabilities, post-retirement and environmental liabilities and guarantees of our senior indebtedness, to which the notes were effectively subordinated.

We may incur more indebtedness, which could exacerbate the risks described above that we now face as a result of our leverage.

        Even though we are highly leveraged, we and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although some of the agreements governing our outstanding indebtedness restrict us and our restricted subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications. If we or our subsidiaries incur additional indebtedness, the risks that we and they now face as a result of our high leverage could intensify.

Our debt agreements may restrict our ability, and the ability of some of our subsidiaries, to engage in particular activities.

        Some of the agreements governing our outstanding indebtedness, including the indenture governing the notes, limit or prohibit us or our subsidiaries from engaging in particular transactions and activities. Some of these agreements, including our senior credit facilities, also contain financial covenants that require us to achieve certain financial and operating results and maintain compliance with specified financial ratios. These covenants could limit our ability to obtain future financing and may prevent us from taking advantage of attractive business opportunities. Our ability to meet these covenants or requirements may be affected by events beyond our control, and we may not be able to satisfy such covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions could result in an event of default under the agreements governing our outstanding indebtedness, including the indenture that governs the notes.

We may not be able to repurchase the notes at the option of the holder or upon a change of control, which may increase your credit risk.

        On January 16, 2010, 2014 and 2019, holders have the right to require us to repurchase all or any portion of their notes at 100% of their principal amount plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, up to but not including the date of repurchase, payable in cash. Upon a change of control, we will be required to make an offer to purchase all outstanding notes at 100% of their principal amount plus accrued and unpaid interest, including contingent interest and liquidated damages, if any, up to, but not including, the date of repurchase, payable in cash. However, we may not have enough available cash or be able to obtain third-party financing at the time we are required to make repurchases of tendered notes. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture would constitute a default under the indenture.

        In addition, a default under the indenture governing the notes or the change in control itself could lead to a default under other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

The definition of change of control for purposes of the indenture does not necessarily afford protection for the holders of the notes in the event of some types of highly leveraged transactions.

        We may enter into some types of highly leveraged transactions, including acquisitions, mergers, refinancings, restructurings or other recapitalizations, that would not fall within the definition of change of control for purposes of the indenture governing the notes, although these types of transactions could increase our indebtedness or otherwise affect our capital structure or credit ratings and the holders of the notes. The definition of change of control for purposes of the indenture governing the notes also includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition under applicable law. Accordingly, our obligation to make an offer to purchase the notes, and the ability of a holder of notes to require us to repurchase its notes pursuant to the offer as a result of a highly leveraged transaction or a sale, lease, transfer, conveyance or other disposition of less than all of our assets, taken as a whole, may be uncertain.

Our reported earnings per share may be more volatile because of the contingent conversion provision of the notes.

        Holders of the notes may convert the notes into our common stock during any quarter commencing after the issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share of our common stock on the 30th trading day. Until this contingency is met, the shares underlying the notes are not included in the calculation of reported earnings per share. Should this contingency be met, reported earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the earnings per share calculation. An increase in volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of reported fully diluted earnings per share.

You should consider the U.S. federal income tax consequences of owning the notes.

        We intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. As a result, if you are a U.S. investor who is a holder of notes, you will be required to include amounts in your taxable gross income, as ordinary income, that exceed the amounts of the current cash payments on the notes. The amount of interest income required to be included by you in any tax year may be significantly in excess of the stated interest and contingent interest, if any, that is paid on your notes in respect of such tax year.

        If you are a U.S. investor who is a holder of notes, you will recognize a gain or loss on the sale, exchange, purchase by us, conversion or redemption of a note in an amount equal to the difference between the amount realized on such transaction, including, in the case of the conversion of notes, the fair market value of any of our common stock received, and your adjusted tax basis in the note. Any gain recognized by you on the sale, purchase by us, exchange, conversion or redemption of a note will be treated as ordinary interest income. Any loss recognized by you on such transactions will be treated as an ordinary loss to the extent of the interest previously included in your taxable income, and thereafter, a capital loss.

        Both U.S. and non-U.S. holders of the notes should consider the U.S. federal income tax consequences of the purchase, ownership, conversion and other disposition of the notes and the ownership and disposition of the common stock received upon conversion of the notes. Investors considering a purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws pertaining to any other U.S. federal tax other than the income tax; the laws of any state, local or foreign taxing jurisdiction; and any applicable taxation treaty. Certain material U.S. federal income tax consequences of the purchase, ownership, conversion and disposition of the notes are summarized in this prospectus under the heading "Important United States Federal Income Tax Considerations."

There is no established trading market for the notes.

        The notes are a new issue of securities for which there is no established trading market. Although the notes issued in the initial private placements are eligible for trading in the PORTAL market, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. We do not intend to apply for listing of the notes on any other securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, a final active trading market for the notes may not develop. If a final active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

        You may not be able to sell your notes or the common stock issuable upon conversion of the notes at a particular time or you may not be able to sell your notes or the common stock at a favorable price. Future trading prices of the notes and the common stock will depend on many factors, including:

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  our operating performance and financial condition;

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  the interest of securities dealers in making a market; and

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  the market for similar securities.

        Historically, the markets for non-investment grade debt securities, such as the notes, have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the notes and our common stock will be subject to disruptions. Any such disruptions may have a negative effect on you as a holder of the notes or the common stock issuable upon conversion of the notes, regardless of our prospects and financial performance.

Risks Related to Our Common Stock

Volatility in the market price of our common stock could result in a lower trading price than your conversion or purchase price.

        The market price of our common stock has historically fluctuated over a wide range. In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock may continue to fluctuate in the future and may be affected adversely by factors such as actual or anticipated fluctuations in our operating results, acquisition activity, the impact of international markets, changes in financial estimates by securities analysts, general market conditions, rumors and other factors. Negative fluctuations in the market price of our common stock could adversely impact the trading price of the notes.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

        We may, in the future, sell additional shares of our common stock to raise capital. We may also issue additional shares of our common stock to finance future acquisitions. Further, a substantial number of shares of our common stock are reserved for issuance pursuant to stock options and upon conversion of the notes and our outstanding 5 3/4% convertible notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance of substantial amounts of common stock, or the perception that such sales may occur, could adversely affect the market price for our common stock and/or the trading price for the notes.

Various agreements and laws could delay or prevent a change in control that you may favor.

        The terms of some of the anti-takeover provisions in our articles of incorporation and bylaws, our shareholder rights plan and provisions of Ohio corporate law could delay or prevent a change in control that you may favor or may impede the ability of the holders of our common stock to change our management.

        In particular, the provisions of our articles of incorporation and bylaws, among other things:

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  require a majority vote of the holders of cumulative preference stock to approve certain transactions;

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  divide our board of directors into three classes, with members of each class to be elected for staggered three-year terms;

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  limit the right of shareholders to remove directors, fill vacancies and increase or reduce the number of directors;

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  regulate how shareholders may present proposals or nominate directors for election at shareholders' meetings; and

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  authorize our board of directors to issue cumulative preference stock in one or more series, without shareholder approval.

        Our shareholder rights plan also makes an acquisition of a controlling interest in GenCorp Inc. in a transaction not approved by our board of directors more difficult.

        Additionally, Ohio corporate law provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed "control share acquisition," as defined in the Ohio General Corporation Law.

        Assuming compliance with the prescribed notice and information filings, a proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by both a majority of the voting power of GenCorp Inc. represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the "interested shares," as defined in the Ohio General Corporation Law. See "Description of Capital Stock—Control Share Acquisitions."

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain information contained in this prospectus should be considered "forward-looking statements" as defined by Section 27A of the Private Securities Litigation Reform Act of 1995. All statements in this prospectus, other than historical information, may be deemed forward-looking statements. These statements present, without limitation, the expectations, beliefs, plans and objectives of management and future financial performance and assumptions underlying or judgments concerning matters discussed in the statements. The words "believe," "estimate," "anticipate," "project" and "expect," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital.

        A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in our forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in our forward-looking statements include, but are not limited to, the following:

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  legal and regulatory developments that may have an adverse impact on us or our segments; for example:

  •
  our operations and financial condition could be adversely impacted if the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp Inc. in GenCorp Inc. v. Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division), which is described in more detail in Note 11(b) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2003 and in Note 9(a) to our unaudited condensed financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2004, is upheld on appeal and the offsets to which we believe we are entitled are not realized;

  •
  restrictions on real estate development that could delay our proposed real estate development activities;

  •
  a change in toxic tort or asbestos litigation trends that is adverse to us; or

  •
  changes in international tax laws or currency controls;

  •
  changes in company-wide or business segment strategies, which may result in changes in the types or mix of business in which we are involved or choose to invest;

  •
  changes in U.S., global or regional economic conditions, which may affect, among other things:

  •
  customer funding for the purchase of aerospace and defense products, which may impact our Aerospace and Defense segment's business base and, as a result, impact its ability to recover environmental costs;

  •
  consumer spending on new vehicles, which could reduce demand for products from our GDX Automotive segment;

  •
  health care spending and demand for the pharmaceutical ingredients produced by our Fine Chemicals segment;

  •
  our ability to successfully complete our real estate activities; and

  •
  the funded status and costs related to our employee retirement benefit plans;

  •
  risks associated with our Aerospace and Defense segment's role as a defense contractor, including:

  •
  the right of the U.S. Government to terminate any contract for convenience;

    •
    modification or termination of U.S. Government contracts due to lack of congressional funding; and

    •
    the lack of assurance that our bids for new programs will be successful or that our customers will exercise contract options or seek follow-on contracts with us due to the competitive marketplace in which we compete;

  •
  changes in U.S. and global financial and equity markets, including market disruptions and significant currency or interest rate fluctuations, that may impede our access to, or increase the cost of, external financing for our operations and investments or materially affect our results of operations and cash flows;

  •
  increased competitive pressures, both domestically and internationally, which may, among other things, affect the performance of our businesses; for example, the automotive industry is increasingly outsourcing the production of key vehicle sub-assemblies, and, accordingly, industry suppliers, such as our GDX Automotive segment, will need to demonstrate the ability to be a reliable supplier of integrated components to maintain and expand its market share;

  •
  labor disputes, which may lead to increased costs or disruption of operations in our Aerospace and Defense, GDX Automotive and Fine Chemicals segments;

  •
  changes in product mix, which may affect automotive vehicle preferences and demand for our GDX Automotive segment's products;

  •
  technological developments or patent infringement claims, which may impact the use of critical technologies in our Aerospace and Defense, GDX Automotive and Fine Chemicals segments leading to reduced sales or increased costs; and

  •
  an unexpected adverse result or required cash outlay in the toxic tort cases, environmental proceedings or other litigation, or a change in proceedings or investigations pending against us.

        These and other factors are described in more detail under the heading "Risk Factors" in this prospectus beginning on page 6, in our Annual Report on Form 10-K for the fiscal year ended November 30, 2003 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2004. Additional risks may be described from time to time in future filings with the Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.

USE OF PROCEEDS

        All sales of the notes or common stock issuable upon conversion of the notes will be by or for the account of the selling securityholders listed in this prospectus or any prospectus supplement. We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

        The aggregate net proceeds from the initial private placements of the notes, after deduction of underwriting discounts and expenses, were approximately $119 million. We used those net proceeds as follows:

  •
  approximately $40 million to repay outstanding borrowings under our revolving credit facility; and

  •
  approximately $19 million to prepay the next 12 months of scheduled principal amortization under our Term Loan A.

        The balance of the net proceeds may be used for general corporate purposes, which may include further repayment of existing senior indebtedness or possible future acquisitions. The terms of our senior credit facilities were amended on December 31, 2003 to allow us to use the net proceeds for these purposes. Amounts repaid under our revolving credit facility may be reborrowed at any time and from time to time, and borrowings may be used for any purpose, subject only to the limitations contained in the agreements governing that facility.

        Loans under the revolving credit facility and the Term Loan A accrued interest at a rate of 3.9% as of February 29, 2004. Both the revolving credit facility and the Term Loan A are scheduled to mature on December 28, 2005.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is quoted on the New York Stock Exchange and the Chicago Stock Exchange under the trading symbol "GY." The following table lists, on a per share basis for the periods indicated, the high and low closing sale prices for the common stock as reported by the New York Stock Exchange:

	Common Stock Price
Fiscal Year Ended November 30,
	High	Low
2002
First Quarter	$14.78	$10.64
Second Quarter	$15.95	$10.95
Third Quarter	$14.35	$9.75
Fourth Quarter	$11.16	$6.75
2003
First Quarter	$8.35	$6.79
Second Quarter	$8.26	$6.05
Third Quarter	$10.30	$7.68
Fourth Quarter	$10.46	$8.89
2004
First Quarter	$11.50	$10.00
Second Quarter (through May 27, 2004)	$11.56	$10.18

        As of February 29, 2004, there were 10,559 holders of record of the common stock. On May 27, 2004, the last reported sale price of our common stock as quoted on the New York Stock Exchange was $11.32 per share.

        During each quarter in 2001, 2002 and 2003, we paid a quarterly cash dividend on our common stock of $0.03 per share.

        Our Board of Directors considers the payment of dividends based upon our earnings and financial condition, as well as other relevant considerations. In addition, our senior credit facilities and senior subordinated notes limit the payment of dividends.

CAPITALIZATION

        The following table sets forth, as of February 29, 2004, our capitalization:

February 29, 2004
(in millions)
Cash and cash equivalents(1)	$69

Long-term debt, including current maturities:
Revolving Credit Facility(1)	$—
Term Loan A	28
Term Loan B	114
Other senior debt(2)	39
9 1/2% Senior Subordinated Notes due 2013	150
4% Contingent Convertible Subordinated Notes due 2024(3)	125
5 3/4% Convertible Subordinated Notes due 2007(4)	150

Total long-term debt	606
Shareholders' equity:
Preference stock, par value of $1.00; 15.0 million shares authorized, none issued or outstanding	—
Common stock, par value of $0.10; 150.0 million shares authorized; 44.7 million shares issued, 43.9 million shares outstanding	4
Other capital	23
Retained earnings	352
Accumulated other comprehensive income, net of income taxes	40

Total shareholders' equity	419

Total capitalization	$1,025

(1)
At February 29, 2004, we had no outstanding borrowings, approximately $55 million of letters of credit outstanding and $82 million available under our revolving credit facility.

(2)
As of February 29, 2004, we had $8 million available under our other credit facilities.

(3)
If certain conditions are met as described in "Description of the Notes—Conversion Rights," the notes will be convertible prior to maturity into shares of our common stock at a conversion price of $15.43 per share, subject to adjustment in limited circumstances. The initial conversion price is equivalent to a conversion rate of approximately 64.8088 shares per $1,000 principal amount of notes.

(4)
The 5 3/4% convertible notes are convertible at any time prior to maturity into shares of our common stock at a conversion price of $18.42 per share, subject to adjustment in limited circumstances. The initial conversion price is equivalent to a conversion rate of approximately 54.29 shares per $1,000 principal amount of notes.

MARKET AND INDUSTRY DATA

        Market and industry data and other statistical information and forecasts used in or incorporated by reference into this prospectus, including information relating to our relative position in the aerospace and defense, automotive vehicle sealing, fine chemicals and real estate industries, is based on independent industry and government publications, reports by market research firms or other published independent sources. Some of the data, statistical information and forecasts are also based on our good faith estimates, which are derived from management's review of internal surveys, as well as other independent sources and publicly available information. However, such data is subject to change and cannot always be verified due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Forecasts are particularly likely to be inaccurate, especially over long periods of time.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following summarizes the material provisions of our outstanding indebtedness. However, you should read the agreements governing the applicable indebtedness in their entirety for all of the provisions that may be important to you. Copies of these agreements are available upon request to us as described under "Where You Can Find More Information and Incorporation by Reference."

Senior Credit Facilities

        In December 2000, we entered into senior credit facilities to finance the acquisition of the Draftex business and to refinance our former credit facilities. At the time they were entered into, the senior credit facilities consisted of a $150 million five-year revolving credit facility maturing in December 2005, a $150 million five-year Term Loan A maturing in December 2005 and a $200 million six-year Term Loan B maturing in December 2006. Once repaid, term loans under the senior credit facilities may not be reborrowed. In August 2001, we executed an amendment to these facilities, which transferred $13 million of the revolving credit facility and $52 million of Term Loan A to Term Loan B and permanently reduced the commitments available under our revolving credit facility from $150 million to $137 million. On October 19, 2001, we repaid the entire outstanding balance of Term Loan B of $264 million with proceeds from the sale of Aerojet's electronic information systems business. See Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2003, which are incorporated by reference into this prospectus, for more detailed information on the sale of Aerojet's electronic information systems business.

        On February 28, 2002, we amended our senior credit facilities to provide for a new $25 million term loan, or Term Loan C. On April 5, 2002, we repaid the entire outstanding balance of Term Loan C of $25 million with a portion of the net proceeds from the offering of our outstanding 5 3/4% convertible notes, as discussed below. We do not have the ability to re-borrow these funds.

        On October 2, 2002, we amended and restated our senior credit facilities to provide for a new Term Loan B in the amount of $115 million maturing in April 2007. Proceeds of the Term Loan B were used to finance the acquisition of the Redmond, Washington business discussed in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2003 and in Note 1 to our unaudited condensed financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2004, which are incorporated by reference into this prospectus, and to repay revolving loans outstanding under the senior credit facilities. The maturity of Term Loan B may be extended to June 2009 if we repay or otherwise redeem our outstanding 5 3/4% convertible notes, which are described below under "—5 3/4% Convertible Subordinated Notes."

        As of February 29, 2004, the borrowing limit under our revolving credit facility was $137 million, of which we had no outstanding borrowings. We had outstanding letters of credit of $55 million as of February 29, 2004, primarily securing environmental and insurance obligations, and availability of $82 million.

        We pay a commitment fee between 0.375% and 0.50%, based on our most recent leverage ratio, on the unused balance of the commitment under the revolving credit facility. Borrowings under our senior credit facilities bear interest at the borrower's option, at various rates of interest, based on an adjusted base rate, defined as the prime lending rate or federal funds rate plus 0.50%, or a Eurocurrency rate plus, in each case, an incremental margin. For the revolving credit facility and Term Loan A borrowings, the incremental margin is based on our most recent leverage ratio. For base rate loans, the margin ranges between 0.75% and 2.00%, and for the Eurocurrency loans, the margin ranges between 1.75% and 3.00%. For Term Loan B borrowings, the margins for base rate loans and Eurocurrency rate loans are 2.75% and 3.75%, respectively.

        Our obligations under our senior credit facilities are secured by all of the capital stock of our material domestic subsidiaries and 65% of the stock of certain of our foreign subsidiaries, to the extent owned by us and our subsidiaries, and by substantially all of our material domestic subsidiaries' tangible and intangible personal property. The senior credit facilities contain certain restrictive covenants that require us to meet specific financial ratios. The senior credit facilities also subject us and our subsidiaries to restrictions on capital expenditures, the ability to incur additional debt and the disposition of assets, including real estate, and prohibit certain other types of transactions. The senior credit facilities permit dividend payments as long as there is no event of default. The senior credit facilities' four financial covenants are: an interest coverage ratio, a leverage ratio, a fixed charge coverage ratio and a consolidated net worth test, all as defined in the senior credit facilities. As presented in the table below, we were in compliance with all financial covenants as of November 30, 2003:

Actual ratio or amount
Interest coverage ratio, not less than 4.40 to 1.00	5.43 to 1.00
Leverage ratio, not greater than 3.70 to 1.00	3.43 to 1.00
Fixed charges coverage ratio, not less than 1.05 to 1.00	2.08 to 1.00
Consolidated net worth, not less than $319.4 million	$427.7 million

        On December 31, 2003, we entered into an amendment and waiver with the lenders under our senior credit facilities which permitted the issuance of the notes, excluded the net proceeds from the sale of the notes by us in the private placement from the mandatory prepayment provisions of the senior credit facilities, and allowed for the use of a portion of the net proceeds from the private placement to repay outstanding borrowings under our revolving credit facility and to prepay the next 12 months of scheduled principal amortization under our Term Loan A in the amount of $19 million. The remaining net proceeds may be used for general corporate purposes. The amendment and waiver also relaxed certain of the financial covenants contained in our senior credit facilities going forward. For example, for fiscal 2004, the minimum interest coverage ratio was reduced to 3.40 to 1.00 for the fiscal quarter ended February 29, 2004, to 2.60 to 1.00 for the fiscal quarters ending May 31 and August 31, 2004 and to 2.50 to 1.00 for the fiscal quarter ending November 30, 2004. The maximum leverage ratio was increased to 5.00 to 1.00 for the fiscal quarter ended February 29, 2004 and 5.50 to 1.00 for each of the remaining three fiscal quarters of fiscal 2004. In addition, certain other covenants, including the covenants limiting asset sales and loans, were amended to permit us to close a manufacturing facility located in Chartres, France, to dispose of the assets related to this facility closure, and to take other related actions. We were in compliance with all of our financial covenants under the senior credit facilities, as so amended, as of February 29, 2004.

9 1/2% Senior Subordinated Notes

        In August 2003, we issued $150 million aggregate principal amount of our 9 1/2% Senior Subordinated Notes due 2013. The senior subordinated notes mature on August 15, 2013. We pay interest on the senior subordinated notes at a rate of 9 1/2% per year on August 15 and February 15 of each year, commencing February 15, 2004. We may redeem all or any portion of the senior subordinated notes at any time on or after August 15, 2008 at redemption prices beginning at 104.75% and reducing to 100.00% by 2011. In addition, at any time prior to August 15, 2006, we may redeem up to 35% of the senior subordinated notes with the net proceeds of one or more qualified equity offerings. If we undergo a change of control or sell all or substantially all of our assets, we may be required to offer to purchase the senior subordinated notes from the holders of the senior subordinated notes.

        The senior subordinated notes are unsecured and subordinated to all of our existing and future senior obligations, including borrowings under our senior credit facilities. However, the senior subordinated notes rank senior to the notes and to our 5 3/4% convertible notes. The senior subordinated notes are guaranteed by our material domestic subsidiaries. Each subsidiary guarantee is unsecured and subordinated to the respective subsidiary's existing and future senior indebtedness, including guarantees of borrowings under our senior credit facilities. The senior subordinated notes and related guarantees are effectively subordinated to our and the subsidiary guarantors' secured debt and to any and all debt and liabilities including trade debt of our non-guarantor subsidiaries.

        On January 9, 2004, we commenced an offer to exchange the senior subordinated notes for registered, publicly tradable notes that have substantially identical terms as the senior subordinated notes. The exchange offer expired on February 6, 2004 and was subsequently successfully consummated.

        The indenture governing the senior subordinated notes limits our ability and the ability of our restricted subsidiaries, as defined in the indenture, to incur or guarantee additional indebtedness, make restricted payments, pay dividends or distributions on, or redeem or repurchase, our capital stock, make investments, issue or sell capital stock of restricted subsidiaries, create liens on assets to secure indebtedness, enter into transactions with affiliates and consolidate, merge or transfer all or substantially all of our assets. The indenture also contains customary events of default, including failure to pay principal or interest when due, cross-acceleration to other specified indebtedness, failure of any of the guarantees to be in full force and effect, failure to comply with covenants and certain events of bankruptcy, insolvency and reorganization, subject in some cases to notice and applicable grace periods.

        Issuance of the senior subordinated notes generated net proceeds of approximately $145 million. We used $50 million of the net proceeds to repay indebtedness under our revolving credit facility and the balance of the net proceeds to finance a portion of the purchase price of the ARC acquisition and to pay related fees and expenses.

5 3/4% Convertible Subordinated Notes

        In April 2002, we issued $150 million aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2007. The 5 3/4% convertible notes mature on April 15, 2007. The 5 3/4% convertible notes are initially convertible into 54.29 shares of our common stock per $1,000 principal amount of 5 3/4% convertible notes, implying a conversion price of $18.42 per share, at any time until the close of business on the business day immediately preceding the maturity date unless previously redeemed or repurchased. Interest accrues on the 5 3/4% convertible notes at a rate of 5 3/4% per annum and is payable semi-annually in arrears on each October 15 and April 15. Payment of interest commenced on October 15, 2002. The 5 3/4% convertible notes are redeemable in whole or in part at the option of the holder upon a change of control at 100% of the principal amount of the 5 3/4% convertible notes to be repurchased, plus accrued and unpaid interest, if any, to the date of repurchase, and at our option at any time on or after April 22, 2005 if the closing price of our common stock exceeds 125% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the day of the mailing of the optional redemption notice at specified redemption prices, plus accrued and unpaid interest, if any.

        The 5 3/4% convertible notes are our general unsecured obligations and rank equal in right of payment to all of our other existing and future subordinated indebtedness, including the notes, and junior in right of payment to all of our existing and future senior indebtedness, including all of our obligations under our credit facilities, and all of our existing and future senior subordinated indebtedness, including the outstanding senior subordinated notes. In addition, the 5 3/4% convertible notes are effectively subordinated to our secured debt and to any and all debt and liabilities, including trade debt, of our subsidiaries.

        The indenture governing the convertible notes limits our ability to, among other things, consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any other person unless certain conditions are satisfied. The indenture also contains customary events of default, including failure to pay principal or interest when due, cross-acceleration to other specified indebtedness, failure to deliver shares of common stock as required, failure to comply with covenants and certain events of bankruptcy, insolvency and reorganization, subject in some cases to notice and applicable grace periods.

        Issuance of the 5 3/4% convertible notes generated net proceeds of approximately $144 million. We used $25 million of the net proceeds to repay in full our Term Loan C and $119 million to repay debt outstanding under the revolving credit facility.

Foreign Credit Facilities and Other

        As of February 29, 2004, we had borrowing limits totaling $30 million on additional credit facilities in Europe and Canada, of which $22 million was outstanding. We also had other bank loans and equipment financing totaling $17 million as of February 29, 2004.

Shelf Registration

        On June 20, 2002, we filed a shelf registration statement with the Securities and Exchange Commission under which we may, on a delayed and continuous basis, issue up to an aggregate of $300 million of debt securities, shares of common stock or preferred stock. Net proceeds, terms and pricing of offerings, if any, of securities issued under the shelf registration statement will be determined at the time of any such offering.

DESCRIPTION OF THE NOTES

        The notes were issued under an indenture between us and The Bank of New York, as trustee. The following description is only a summary of the material provisions of the indenture, the notes and the registration rights agreement. We urge you to read the indenture, the notes and the registration rights agreement for all of the provisions that may be important to you. You may request copies of these documents by writing to us at the address shown under the caption "Where You Can Find More Information and Incorporation by Reference." For purposes of this section, references to "we," "us," "ours" and "GenCorp" include only GenCorp Inc. and not its subsidiaries.

General

        We issued the notes having a principal amount of $125,000,000 in private transactions on January 16, 2004 and January 27, 2004. The notes are unsecured, subordinated obligations of GenCorp and will mature on January 16, 2024, unless earlier redeemed at our option as described under "—Optional Redemption of the Notes" or repurchased by us at a holder's option on certain dates as described under "—Repurchase of Notes at the Option of the Holder" or upon a change of control of GenCorp as described under "—Right to Require Purchase of Notes upon a Change of Control" or converted at a holder's option as described under "—Conversion Rights."

        Interest on the notes will accrue at the rate per annum shown on the cover page of this prospectus and will be payable semiannually on January 16 and July 16 of each year, commencing on July 16, 2004. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. We will make each interest payment to the holders of record of the notes on the immediately preceding January 1 and July 1 or if such day is not a business day, on the next succeeding business day. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The indenture does not contain any restriction on the payment of dividends, the issuance of Senior Indebtedness (as defined below) or other indebtedness, or the repurchase of securities of GenCorp. It also does not contain any financial covenants. Other than as described under "—Right to Require Purchase of Notes upon a Change of Control," the indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change of control of GenCorp.

        We will pay the principal of, premium, if any, and interest (including contingent interest and liquidated damages, if any) on the notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their notes at the same location. Except under the limited circumstances described below, the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Contingent Interest

        Subject to the accrual, record date and payment provisions described above, beginning with the six-month interest period commencing on January 16, 2008, contingent interest will also accrue during any six-month interest period in which the average trading price (as determined below) of the notes for the five trading days ending on the third trading day immediately preceding the first day of such six-month period equals $1,200 or more. During any period in which contingent interest accrues, it will be payable at a rate per annum equal to 0.50% of such average trading price.

        Upon determination that contingent interest on the notes will accrue during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and notify the trustee. We also expect to publish such information on our web site at www.gencorp.com.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be determined in good faith by a member firm of the New York Stock Exchange selected by GenCorp.

Conversion Rights

        If the conditions to conversion described below are met, a holder may convert any outstanding notes into shares of our common stock at an initial conversion price per share of $15.43. This represents an initial conversion rate of approximately 64.8088 shares per $1,000 principal amount of the notes. The conversion price (and resulting conversion rate) is, however, subject to adjustment in limited circumstances as described below. A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

  General

        Holders may surrender notes for conversion into shares of our common stock prior to the maturity date under the following circumstances:

          (1)   during any calendar quarter commencing after the issuance of the notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price per share of our common stock on that 30th trading day;

          (2)   if we have called the particular notes for redemption and the redemption has not yet occurred;

          (3)   subject to certain exceptions described herein, during the five trading day period after any five consecutive trading day period in which the average trading price of the notes for each day of such five-day period was less than 95% of the product of the common stock price on that day multiplied by the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the notes; or

          (4)   upon the occurrence of specified corporate transactions, as described below.

        The "common stock price," on any date of determination, means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions reported on the New York Stock Exchange or, if the common stock is not listed on the New York Stock Exchange, on the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System, or, if it is not reported by the Nasdaq System, as determined in good faith by a member firm of the New York Stock Exchange selected by GenCorp.

        The conversion agent, which will initially be the trustee, will determine on our behalf at the end of each quarter whether the notes are convertible as a result of the market price of our common stock.

        If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder or as a result of a change in control, such note may be converted only if the notice of election is withdrawn as described, respectively, under "—Repurchase of Notes at the Option of the Holder" or "—Right to Require Purchase of Notes upon a Change in Control."

  Conversion Upon Notice of Redemption

        A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is three business days prior to the redemption date, even if the notes are not otherwise convertible at such time.

  Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender any of its notes for conversion into shares of common stock during the five trading day period immediately after any five consecutive trading day period in which the trading price of the notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of such five-day period was less than 95% of the product of the common stock price on that day multiplied by the number of shares issuable upon conversion of $1,000 principal amount of the notes (the "trading price condition"); provided, that if on the date of any conversion pursuant to the trading price condition, the common stock price is greater than the effective conversion price but less than 120% of the effective conversion price, then you will receive, in lieu of shares of our common stock based on the conversion rate, shares of our common stock with a value equal to the principal amount of your notes so surrendered as of the conversion date plus accrued but unpaid interest (including contingent interest and liquidated damages), if any, as of the conversion date (a "principal value conversion"). Shares of our common stock delivered upon a principal value conversion will be valued at the greater of the effective conversion price on the conversion date and the applicable stock price as of the third day after the conversion date. We will deliver such common shares no later than the third trading day following the determination of the applicable stock price. The "effective conversion price" is, as of any date of determination, a dollar amount (initially $15.43) derived by dividing $1,000 by the conversion rate then in effect (assuming a conversion date eight trading days prior to the date of determination).

        The trustee will have no obligation to determine the trading price of the notes unless we have requested such determination, and we will have no obligation to make such request unless you provide us with reasonable evidence that the trading price would be less than 95% of the product of the common stock price and the number of shares issuable upon conversion on any given trading day. At such time, we will instruct the trustee to determine the trading price beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the common stock price and the number of shares issuable upon conversion on such day.

  Conversion Upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring within 60 days of the date of distribution, shares of our common stock at less than the common stock price on the day preceding the declaration date for such distribution; or

  •
  distribute to all holders of our common stock any assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the common stock price on the day preceding the declaration date for such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution, unless the holders of the notes may participate in the transaction on a basis and with notice that our board of directors determines to be fair and reasonable. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note is otherwise entitled to participate in the distribution without conversion.

        In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, other securities or other property, a holder may surrender its notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of such transaction until and including the date that is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, other securities or other property, then at the effective time of the transaction, a holder's right to convert its notes into shares of our common stock will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes immediately prior to the transaction. If the transaction also constitutes a change in control, such holder can require us to repurchase all or a portion of its notes as described under "—Right to Require Purchase of Notes upon a Change in Control."

  Conversion Rate Adjustments

        We will adjust the conversion price if, without duplication:

          (1)   we issue common stock to all holders of our common stock as a dividend or distribution on our common stock;

          (2)   we subdivide, combine or reclassify our common stock;

          (3)   we issue to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase shares of our common stock at less than the then current market price;

          (4)   we distribute to all holders of common stock evidences of our indebtedness, shares of capital stock, other than common stock, securities, cash, property, rights, warrants or options, excluding:

  •
  those rights, warrants or options referred to in clause (3) above;

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  any dividend or distribution paid exclusively in cash not referred to in clause (5) below; and

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  any dividend or distribution referred to in clause (1) above;

          (5)   we make a cash dividend or distribution greater than $0.03 per share in any fiscal quarter to all holders of our common stock. If we declare such a cash dividend or distribution, the conversion price shall be decreased to equal the number determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price — Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

  provided that no adjustment to the conversion price or the ability of a holder of a note to convert will be made if we provide that holders of notes will participate in the cash dividend or distribution without conversion.

  "Pre-Dividend Sale Price" means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the ex-dividend date for such dividend or distribution.

  "Dividend Adjustment Amount" means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of common stock less $0.03 per fiscal quarter; or

          (6)   we complete a repurchase, including by way of a tender or exchange offer (other than an odd lot tender offer), of our common stock which involves an aggregate consideration that, together with:

  •
  any cash and other consideration payable in respect of any repurchase, including by way of a tender or exchange offer, by us or one of our subsidiaries for our common stock concluded within the preceding twelve months for which no adjustment has been made; and

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  the amount of any and all cash distributions to all holders of our common stock made within the preceding twelve months for which no adjustment has been made;

  exceeds 10% of our aggregate market capitalization on the date of any such repurchase or the expiration of any such tender or exchange offer.

        For purposes of the foregoing, the term "market capitalization" as of any date of calculation means the average common stock price on the 10 trading days immediately prior to such date of calculation multiplied by the average aggregate number of shares of our common stock outstanding on the 10 trading days immediately prior to such date of calculation.

        If the rights provided for in our shareholder rights agreement have separated from our common stock in accordance with the provisions of the rights agreement so that the holders of the notes would not be entitled to receive any rights in respect of shares of our common stock issuable upon conversion of the notes, the conversion price will be adjusted as provided in clause (4) above, subject to readjustment in the event of expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the notes, the holder will receive, in addition to shares of our common stock issuable upon such conversion, the rights that would have attached to such shares of our common stock if the rights had not become separated from our common stock under our rights agreement. See "Description of Capital Stock—Shareholder Rights Plan." To the extent that we adopt any future rights plan, upon conversion of notes into our common stock, you will receive, in addition to our common stock, the rights under the future rights plan whether or not the rights have separated from our common stock at the time of conversion and no adjustment to the conversion price will be made.

        Our existing shareholder rights plan expires on February 18, 2007. If we adopt another similar plan in the future, no adjustment will be made in connection with a distribution of rights thereunder.

        We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in our best interests. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days.

        In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion price will be adjusted, if at all, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after, the date on which "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

        We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, any adjustments that are less than 1% of the conversion price will be taken into account in any subsequent adjustment.

        If our common stock is converted into the right to receive other securities, cash or other property as a result of a reclassification, consolidation, merger, sale or transfer of assets or other transaction, each note then outstanding will, without the consent of any holders of notes, become convertible only into the kind and amount of other securities, cash and other property that such holder would have received if the holder had converted its notes immediately prior to the transaction.

        The applicable conversion price will not be adjusted:

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  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

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  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of ours; or

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  upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued.

        We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based upon the common stock price on the day immediately preceding the conversion date.

        Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued but unpaid interest, including contingent interest or liquidated damages, if any, or on account of dividends on shares of common stock issued in connection with the conversion. If any holder surrenders a note for conversion between the close of business on any record date for the payment of an installment of interest (including contingent interest and liquidated damages, if any) and the opening of business on the related interest payment date, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including contingent interest and liquidated damages, if any) on the principal amount of notes converted together with the note being surrendered. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between and including the record date and interest payment date.

        You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. (If you convert any notes within two years after their original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than yours unless the applicable restrictions on transfer have been satisfied.) Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

        To convert interests in global notes, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert definitive notes, you must:

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  complete the conversion notice on the back of the notes (or a facsimile thereof);

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  deliver the completed conversion notice and the notes to be converted to the specified office of the trustee;

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  pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the third preceding paragraph; and

  •
  pay all taxes or duties, if any, as described in the preceding paragraph.

        The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

Subordination

        The payment of the principal of, premium, if any, and interest (including contingent interest and liquidated damages, if any) on the notes will, to the extent described in the indenture, be subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. The holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due or to become due on the Senior Indebtedness, or provision for payment in cash or cash equivalents, before the holders of the notes will be entitled to receive any payment in respect of the notes, when there is a payment or distribution of assets to creditors upon our:

  •
  liquidation;

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  dissolution;

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  winding up;

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  reorganization;

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  assignment for the benefit of creditors;

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  marshaling of assets;

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  bankruptcy;

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  insolvency; or

  •
  similar proceedings.

        As of February 29, 2004, we had approximately $331 million of Senior Indebtedness outstanding to which the notes were expressly subordinated and $150 million of outstanding indebtedness that ranked equally with the notes. We expect from time to time to incur additional indebtedness and obligations that will constitute Senior Indebtedness. The indenture does not limit or prohibit us from incurring additional Senior Indebtedness or other indebtedness.

        In addition, our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with the funds to satisfy our payment obligations. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of February 29, 2004, our subsidiaries had approximately $371 million of indebtedness and other liabilities outstanding, including trade debt but excluding intercompany liabilities, post-retirement and environmental liabilities and guarantees of our senior indebtedness, to which the notes were effectively subordinated.

        No payment on account of the notes or on account of the purchase or acquisition of notes may be made if a default in any payment with respect to Senior Indebtedness has occurred and is continuing. If (1) there is a default on any Designated Senior Indebtedness other than a payment default that occurs that permits the holders of that Designated Senior Indebtedness to accelerate its maturity and (2) the trustee and GenCorp receive the notice required by the indenture, no payments may be made on the notes for up to 179 days in any 365-day period unless the default is cured or waived. By reason of this subordination, in the event of our insolvency, holders of the notes may recover less ratably than holders of our Senior Indebtedness. We may be required to obtain the consent of holders of Senior Indebtedness prior to redeeming the notes or satisfying or discharging our obligations under the indenture prior to the maturity of the notes.

        "Senior Indebtedness" means, the principal of, premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of, and any other payments due pursuant to, any of the following, whether outstanding as of the date of the indenture or incurred or created thereafter, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the notes:

  •
  all of our indebtedness, obligations and other liabilities, contingent or otherwise, for money borrowed that is evidenced by a note, bond, debenture, loan agreement or similar instrument or agreement, including, without limitation, all amounts outstanding from time to time under the Credit Agreement and the Existing Senior Subordinated Notes;

  •
  all of our noncontingent obligations (1) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (2) under any interest rate swaps, caps, collars, options and similar arrangements, and (3) under any foreign exchange contract, currency swap arrangement, futures contract, currency option contract or other foreign currency hedges;

  •
  all of our obligations for the payment of money relating to capital lease obligations;

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  all of our obligations pursuant to the guarantee by GenCorp or certain subsidiaries of indebtedness of foreign subsidiaries pursuant to the credit facilities and credit lines of foreign subsidiaries;

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  any liabilities of our subsidiaries described in the preceding clauses that we have guaranteed or which are otherwise our legal liability; and

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  renewals, extensions, refundings, refinancings, restructurings, amendments and modifications of any such obligations.

provided, however, that in no event shall Senior Indebtedness include (a) indebtedness or other obligations owed to any of our subsidiaries or affiliates, (b) trade account payables or any other obligation of GenCorp to trade accounts created or assumed by GenCorp incurred in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (c) any liabilities for federal, state, local or other taxes owed or owing by us or any of our subsidiaries, (d) our obligations under the Existing Convertible Notes, (e) obligations with respect to capital stock of GenCorp, (f) our obligations under the notes or (g) indebtedness of GenCorp that is by its terms expressly subordinated in right of payment to the notes.

        "Credit Agreement" means the Agreement to Amend and Restate dated as of October 2, 2002, among the Company and the lenders named therein, together with Annex I which is the Amended and Restated Credit Agreement among GenCorp and the lenders named therein, dated as of December 28, 2000 and amended and restated as of October 2, 2002, and amended as of July 29, 2003, August 25, 2003 and December 31, 2003, and any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto or replacements thereof of all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and any agreement providing therefor (including, without limitation, any agreement increasing the amount borrowed thereunder or adding additional balances or guarantors thereunder), whether by or with the same or any other lender, creditors, or group of creditors, and including related notes, guarantee agreements, security agreements and other instruments and agreements executed in connection therewith and whether by the same or any other agent, lender or group of lenders.

        "Designated Senior Indebtedness" means (i) indebtedness under or in respect of the Credit Agreement, or any credit facility or credit line of any foreign subsidiary of GenCorp and (ii) any other indebtedness constituting Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $25 million. The instrument, agreement or other document evidencing any Designated Senior Indebtedness may place limitations and conditions of the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

        "Existing Convertible Notes" means GenCorp's 5 3/4% Convertible Subordinated Notes due 2007.

        "Existing Senior Subordinated Notes" means GenCorp's 9 1/2% Senior Subordinated Notes due 2013.

Optional Redemption of the Notes

        Beginning on January 19, 2010, we may redeem the notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the notes plus accrued but unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of redemption.

        In addition, on or after January 19, 2008, we may redeem the notes, in whole or in part, for cash at a price equal to 100% of the principal amount of the notes plus accrued but unpaid interest (including contingent interest, and liquidated damages, if any) up to but not including the date of redemption, in the event that our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar month preceding the calendar month in which the notice of redemption is properly mailed to holders is more than 125% of the then applicable conversion price on that 30th trading day.

        We will give not less than 30 days' nor more than 60 days' notice of redemption by mail to holders of the notes. If we opt to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may provide for the selection for redemption of portions of the principal amount of any note of a denomination larger than $1,000.

Mandatory Redemption

        Except as set forth below under "—Repurchase of Notes at the Option of the Holder" and "—Right to Require Purchase of Notes upon a Change of Control," we are not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase of Notes at the Option of the Holder

        A holder has the right to require us to repurchase all or a portion of the notes on each of January 16, 2010, 2014 and 2019. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes on the date of purchase, plus accrued but unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the date of repurchase.

        We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their notes.

        Holders may submit their notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to each repurchase date, or, if such day is not a business day, the next succeeding business day, until the close of business on the repurchase date.

        The repurchase notice given by each holder electing to require us to repurchase notes shall state:

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  the certificate numbers of the holder's notes to be delivered for repurchase; and

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  the portion of the principal amount of the notes to be repurchased, which must be $1,000 or an integral multiple of $1,000.

        For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see "Important United States Federal Income Tax Considerations—U.S. Federal Income Tax Consequences Applicable to U.S. Holders—Sale, Exchange, Conversion, Repurchase, or Redemption of the Notes."

        Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

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  the principal amount being withdrawn;

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  the certificate numbers of the notes being withdrawn; and

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  the principal amount of the notes that remain subject to the repurchase notice, if any.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. Payment of the repurchase price for the notes will be made promptly following the later of the repurchase date or the time of delivery of the notes.

        If the paying agent holds money sufficient to pay the purchase price of the note on or before the fourth business day following the repurchase date in accordance with the terms of the indenture, then, effective as of the repurchase date, the note will cease to be outstanding, whether or not the note is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

        When a holder surrenders notes for repurchase, the paying agent may first offer the notes to a financial institution chosen by us to purchase the notes. The designated financial institution will have the option, but not the obligation (unless separately agreed to by it and us at the time), to purchase the notes at the repurchase price. We may, but will not be obligated to, enter into a separate agreement with the financial institution which would compensate it for any such transaction.

        Our ability to repurchase notes may be limited by the terms of our then existing indebtedness or financing agreements and by the subordination provisions of the notes. The Credit Agreement currently would prohibit such repurchase.

        No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

Right to Require Purchase of Notes upon a Change of Control

        If a Change of Control (as defined below) occurs, each holder of notes may require that we repurchase the holder's notes on the date fixed by us that is not less than 45 nor more than 60 days after we give notice of the Change of Control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes on the date of purchase, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) to the date of repurchase.

        "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of GenCorp and its subsidiaries, taken as a whole, to any person or group of related persons, (a "Group"), as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) the approval by the holders of capital stock of GenCorp of any plan or proposal for the liquidation or dissolution of GenCorp (whether or not otherwise in compliance with the provisions of the applicable indenture); (iii) any person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 45% of the aggregate Voting Stock of GenCorp or any successor to all or substantially all of GenCorp's assets; or (iv) the first day on which a majority of the members of GenCorp's board of directors are not Continuing Directors.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of GenCorp and its subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require GenCorp to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of GenCorp and its subsidiaries, taken as a whole, to another person or group may be uncertain.

        "Continuing Director" means, as of any date of determination, any member of the board of directors of GenCorp who (i) was a member of such board of directors on the date of the original issuance of the notes or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

        "Voting Stock" means stock or securities of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes which is to be paid on the date of repurchase.

        We may not repurchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making payments of principal in respect of the notes. If we fail to repurchase the notes when required under the preceding paragraph, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

        On or before the 30th day after the Change of Control, we must mail to the trustee and all holders of the notes a notice of the occurrence of the Change of Control, stating:

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  the repurchase date;

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  the date by which the repurchase right must be exercised;

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  the repurchase price for the notes; and

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  the procedures which a holder of notes must follow to exercise the repurchase right.

        To exercise the repurchase right, the holder of a note must deliver, on or before the third business day before the repurchase date, a written notice to the trustee of the holder's exercise of the repurchase right, which written notice the trustee will promptly forward to GenCorp. This notice must be accompanied by certificates evidencing the note or notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

        The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a Change of Control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. The repurchase right resulted from negotiations between GenCorp and the initial purchasers. It is not part of any plan by management to adopt a series of anti-takeover provisions and GenCorp has no present intention to engage in a transaction that would result in a Change in Control, although it is possible that GenCorp may decide to do so in the future. In addition, the repurchase feature may not necessarily afford you protection in the event of a highly leveraged transaction, including acquisitions, mergers, refinancings, restructurings, recapitalizations and other similar transactions, involving GenCorp. We could in the future enter into these types of transactions that would not necessarily constitute a Change of Control but would increase the amount of our Senior Indebtedness or other indebtedness. Moreover, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

        The Credit Agreement prohibits, and other future agreements relating to Senior Indebtedness to which GenCorp becomes a party may prohibit, GenCorp from purchasing any notes following a Change of Control. In addition, the Credit Agreement and the indenture governing the Existing Senior Subordinated Notes provide, and other future agreements relating to Senior Indebtedness to which GenCorp becomes a party may provide, that certain change of control events with respect to GenCorp would constitute a default thereunder. In the event of a Change of Control occurs at a time when GenCorp is prohibited from purchasing notes, GenCorp could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If GenCorp does not obtain such a consent or repay such borrowings, GenCorp will remain prohibited from purchasing notes. GenCorp's failure to purchase tendered notes following a Change of Control would constitute an event of default under the indenture which, in turn, will constitute a default under the Credit Agreement and the indenture governing the Existing Senior Subordinated Notes. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

        If a Change of Control occurs and the holders exercise rights to require us to repurchase notes, we will comply with the tender offer rules under the Exchange Act with respect to any repurchase to the extent applicable. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, GenCorp will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of the conflict.

        The term "beneficial owner" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor provision, except that a person shall be deemed to have "beneficial ownership" of all shares that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

        If the date of repurchase upon a Change of Control hereunder is on or after an interest payment record date and on or before the associated interest payment date, any accrued and unpaid interest due on such interest payment date will be paid to the person in whose name the note is registered at the close of business on such record date.

        Notwithstanding the foregoing, we will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by us, including any requirements to repay in full all Indebtedness under the Credit Agreement or any other Senior Indebtedness or obtains the consents of such lenders to such Change of Control offer as described in the next paragraph and purchases all notes validly tendered and not withdrawn under such Change of Control offer.

        The indenture will provide that, prior to the commencement of a Change of Control offer, but in any event within 30 days following any Change of Control, we will:

          (1)   (a) repay in full and terminate all commitments under the Credit Agreement and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or (b) offer to repay in full and terminate all commitments under the Credit Agreement and all such other Senior Indebtedness and repay such Indebtedness to each lender that has accepted such offer in full, or

          (2)   obtain the requisite consents under the Credit Agreement and all such other Senior Indebtedness to permit the repurchase of the notes as required under the indenture.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person in a single transaction or a series of transactions, unless:

  •
  we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, is a corporation organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture entered into with the trustee;

  •
  after giving effect to the transaction, no event of default and no event which, with notice or lapse of time, or both would constitute and event of default shall have occurred and be continuing; and

  •
  we or the surviving entity will have delivered to the trustee an opinion of counsel stating that the transaction or series of transactions and the supplemental indenture, if any, complies with the applicable provisions of the indenture.

        Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and will succeed to, and be substituted for, and may exercise every right and power of, GenCorp under the indenture. Except in the case of a lease, if the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the notes.

Modification and Waiver

        We and the trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no supplemental indenture may:

  •
  change the stated maturity of the principal of, or any installment of interest (including contingent interest, if any) on, any note;

  •
  reduce the principal amount of, or the premium or rate of interest (including contingent interest, if any) on, any note;

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  change the currency in which the principal of any note or any premium or interest is payable;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any note when due;

  •
  adversely affect the right provided in the indenture to convert any note;

  •
  change the number of shares of common stock issuable upon the conversion of a note in a manner adverse to the holders of the notes other than in accordance with the terms of the indenture;

  •
  change the redemption provisions of the indenture in a manner adverse to the holders of the notes;

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  modify the subordination provisions of the indenture in a manner adverse to the holders of the notes;

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  modify the provisions of the indenture relating to our requirement to offer to repurchase notes in a manner adverse to the holders of the notes:

  •
  upon a Change of Control; or

  •
  on January 16, 2010, 2014 and 2019;

  •
  reduce the percentage in principal amount of the outstanding notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture; or

  •
  waive a default in the payment of principal of, or any premium or interest (including contingent interest, if any) on, any note.

        The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

  •
  waive compliance by us with restrictive provisions of the indenture, or amend, modify or supplement the indenture, other than as provided in the preceding paragraph; and

  •
  waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest (including contingent interest, if any) on any note or in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

        Without the consent of any holders of notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

  •
  to cure any ambiguity, omission, defect or inconsistency in the indenture;

  •
  to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the notes;

  •
  to make any change that would provide additional rights or benefits to the holders of the notes or that does not adversely affect the rights of any holder of the notes;

  •
  to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act;

  •
  to complete or make provision for certain other matters contemplated by the indenture; or

  •
  to provide for uncertificated notes in addition to or in place of certificated notes.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After any amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Events of Default

        Each of the following is an "event of default":

          (1)   failure to pay any interest (including contingent interest and liquidated damages, if any) upon any of the notes when due and payable, if the failure continues for 30 days;

          (2)   a default in the payment of the principal of and premium, if any, on any of the notes when due, including on a redemption date;

          (3)   failure to pay when due the principal of or interest on indebtedness for money borrowed by us or our subsidiaries in excess of $10 million, beyond the grace period, if any, provided in the instrument or agreement under which the indebtedness was created, or the acceleration of that indebtedness that is not withdrawn within 30 days after the date of written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes;

          (4)   our failure to deliver shares of common stock within 15 days after such common stock is required to be delivered upon conversion of a note as provided in the indenture;

          (5)   a default by us in the performance, or breach, of any of our other covenants in the indenture which are not remedied by the end of a period of 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes; or

          (6)   events of bankruptcy, insolvency or reorganization of GenCorp or any Significant Subsidiary of GenCorp.

        If an event of default described in clauses (1), (2), (3), (4), or (5) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of and accrued interest on all notes to be immediately due and payable. This declaration may be rescinded if the conditions described in the indenture are satisfied. If an event of default of the type referred to in clause (6) occurs, the principal amount of and accrued interest on the outstanding notes will automatically become immediately due and payable.

        "Significant Subsidiary" means any subsidiary or group of subsidiaries which has: (i) consolidated assets or in which GenCorp and its other subsidiaries have investments equal to or greater than 10% of the total consolidated assets of GenCorp at the end of its most recently completed fiscal year; or (ii) consolidated gross revenue equal to or greater than 10% of the consolidated gross revenue of GenCorp for its most recently completed fiscal year.

        Within 90 days after a default, the trustee must give to the registered holders of notes notice of all uncured defaults known to it. The trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest (including contingent interest and liquidated damages, if any) on, any of the notes when due or in the payment of any redemption obligation.

        The holders of not less than a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest (including contingent interest and liquidated damages, if any) when due or the right to convert a note in accordance with the indenture, no holder may institute a proceeding or pursue any remedy with respect to the indenture or the notes unless it complies with the conditions provided in the indenture, including:

  •
  holders of at least 25% in aggregate principal amount of the then outstanding notes have requested in writing the trustee to pursue the remedy; and

  •
  holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense.

        We are required to deliver to the trustee annually an officers' certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.

        The holders of a majority in aggregate principal amount of the outstanding notes by notice to the trustee may on behalf of the holders of all of the notes waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest (including contingent interest and liquidated damages, if any) on, or the principal of, the notes. The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of all of the holders, rescind an acceleration and its consequences if the rescission would not conflict with a judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

        The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become our creditor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided, however, that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Book-Entry System

        The notes were issued in the form of global securities held in book-entry form. The Depository Trust Company, or DTC, or its nominee is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global securities or the indenture. We and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

        The notes, represented by one or more global securities, are exchangeable for certificated securities in fully registered form with the same terms only if:

  •
  DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

  •
  we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

  •
  a default under the indenture occurs and is continuing.

        DTC has advised us as follows. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agent, banks, trust companies, clearing corporation and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Governing Law

        The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 150.0 million shares of common stock, par value $0.10 per share, and 15.0 million shares of cumulative preference stock, par value $1.00 per share, 1.5 million shares of which are designated as Series A cumulative preference stock as of May 10, 2004. As of May 10, 2004, 44.8 million shares of common stock were issued and 44.6 million shares of common stock were outstanding, and no shares of cumulative preference stock were outstanding.

Common Stock

        Subject to the restrictions described below, the holders of our common stock are entitled to receive dividends from funds legally available when, as and if declared by our Board of Directors, and are entitled upon our liquidation, dissolution or winding up to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any cumulative preference stock.

        Except as otherwise provided by law or stated below, the holders of common stock are entitled to one vote for each share held on all matters as to which shareholders are entitled to vote, voting jointly as a single class with the holders of shares of cumulative preference stock (without regard to series). The holders of common stock do not have cumulative voting rights. The holders of common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into our stock or any conversion rights with respect to any of our securities. Our common stock is not subject to redemption. All of our issued and outstanding common stock is fully paid and non-assessable.

Cumulative Preference Stock

        Our cumulative preference stock may be issued from time to time in one or more series with such distinctive serial designations as are fixed by the Board of Directors and with such rights, preferences and limitations as are fixed by the Board of Directors or required by law. Satisfaction of dividend preferences of any outstanding cumulative preference stock would reduce the amount of funds available for the payment of dividends on our common stock. In addition, holders of cumulative preference stock would be entitled to receive a preferential payment before any payment is made to holders of common stock in the event of our voluntary or involuntary liquidation, dissolution or winding up.

        In addition to the right to vote, as a single class with the common stock, for the election of directors and on all other matters submitted to a vote of the holders of common stock including the lease, sale, exchange, transfer or other disposition of all or substantially all of our property, assets or business or our consolidation or merger with or into another corporation, (i) the affirmative vote of the holders of a majority of the cumulative preference stock, voting separately as a class, and in certain cases by series, is required to effect or validate certain actions, including, among other things, (a) the authorization or creation of any stock, or any security convertible into stock, ranking senior to the cumulative preference stock, (b) an increase in the number of authorized shares of cumulative preference stock or of any other stock of any class ranking senior to or on a parity with the cumulative preference stock or of any security convertible into stock of any class ranking senior to or on parity with the cumulative preference stock, or (c) the sale, lease or conveyance of all or substantially all of our property or business, or a consolidation or merger with any other company (with certain exceptions), and (ii) the affirmative vote of the holders of a super majority of the cumulative preference stock, voting separately as a class, and in certain cases by series, is required for the alteration, amendment, or repeal of any provision of our Articles of Incorporation or certain provisions of our Code of Regulations which would adversely affect the rights or preferences of such stock (or series).

        If the payment of six quarterly dividends, whether or not consecutive, is in default, the holders of the cumulative preference stock, voting separately as a class, in addition to all other voting rights, are entitled to call a special meeting of shareholders to elect two additional members of the Board of Directors. When all dividends on the cumulative preference stock in default have been paid, the holders are divested of such voting power at subsequent elections of directors. The holders of cumulative preference stock do not have cumulative voting rights or any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or securities convertible into our stock.

        Although the cumulative preference stock is designed to give us more flexibility in meeting our financial needs from time to time, the issuance of cumulative preference stock could have certain anti-takeover effects. The authority of the Board of Directors to issue additional cumulative preference stock could be used to dilute stock ownership of a person or entity seeking to take control of our company. The cumulative preference stock could be issued to persons or entities who would support the Board of Directors in opposing a takeover bid which the Board of Directors determines is not in the best interests of the company, its shareholders and its employees.

        The cumulative preference stock of any series may be redeemed in whole or in part, at our option, by vote of the Board of Directors, or by operation of the sinking fund, if any, provided for the cumulative preference stock of such series, from time to time, at the redemption price or the respective redemption prices theretofore fixed by the Board of Directors as provided in the Articles of Incorporation upon notice given as provided in the Articles of Incorporation.

Shareholder Rights Plan

        In January 1997, the Board of Directors extended our Shareholder Rights Plan for ten additional years. When the Shareholder Rights Plan was originally adopted in 1987, the Board of Directors declared a dividend of one Preferred Share Purchase Right, or Right, on each outstanding share of common stock, payable to shareholders of record on February 27, 1987. Rights outstanding as of May 10, 2004 totaled 44.6 million. The Shareholder Rights Plan provides that under certain circumstances each Right will entitle shareholders to buy one one-hundredth of a share of new Series A Cumulative Preference Stock at an exercise price of $100. The Rights are exercisable only if a person or group acquires 20% or more of our common stock or announces a tender or exchange offer that will result in such person or group acquiring 30% or more of the common stock. We are entitled to redeem the Rights at two cents per Right at any time until 10 days after a 20% position has been acquired, unless the Board of Directors elects to extend such time period, which in no event may exceed 30 days. If we are involved in certain transactions after the Rights become exercisable, a holder of Rights, other than Rights beneficially owned by a shareholder who has acquired 20% or more of our common stock, which Rights become void, is entitled to buy a number of the acquiring company's common shares, or our common stock, as the case may be, having a market value of twice the exercise price of each Right. A potential dilutive effect may exist upon the exercise of the Rights. The Rights under the extended Shareholder Rights Plan expire on February 18, 2007. Until a Right is exercised, the holder has no rights as a stockholder including, without limitation, the right to vote as a stockholder or to receive dividends.

        As of May 10, 2004, 1,500,000 shares of $1.00 par value Series A Cumulative Preference Stock were reserved for issuance upon exercise of Preferred Share Purchase Rights.

Anti-takeover Provisions in Our Charter and Bylaws

        Pursuant to our Articles of Incorporation, the Board of Directors is divided, with respect to the terms for which they severally hold office, into three classes as nearly equal in number as the total number of directors constituting the whole Board of Directors permits, with the three-year term of office of one class of directors expiring each year. This provision may be amended only by the affirmative vote of not less than 80% of our total voting power. In addition, our Code of Regulations (i) provides that directors may be removed, with or without cause, only by the affirmative vote of the holders of not less than 80% of our voting power entitled to elect directors in place of those being removed, (ii) provides that the Board of Directors may fix the number of directors within a range of seven (to the extent consistent with applicable law) to seventeen directors, (iii) provides that the size of the Board of Directors may be increased or decreased within such range by the affirmative vote of a majority of the Board of Directors or by the holders of not less than 80% of our voting power and (iv) contains certain provisions relating to the size of, and filling vacancies on, the Board of Directors and the removal of directors which may be amended only by the affirmative vote of not less than 80% of our voting power. Subject to clause (iv) above, the provisions of our Code of Regulations may be amended at a meeting of the shareholders by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal, or by the written consent of the holders of record of shares entitling them to exercise two-thirds (2/3) of the voting power on such proposal, subject to certain exceptions.

        Although these provisions are intended to encourage potential acquiring persons to negotiate with the Board of Directors and to provide for continuity and stability of management, the combination of the provisions in our Articles of Incorporation, our Shareholder Rights Plan and our Code of Regulations may have an anti-takeover effect. By making it more time consuming for a substantial shareholder to gain control of the Board of Directors, such provisions render more difficult, and thus may discourage, a proxy contest or the assumption of control of us or the removal of the incumbent Board of Directors.

Control Share Acquisitions

        Section 1701.831 of the Ohio General Corporation Law requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of a corporation that would entitle the acquiring person to exercise or direct the exercise of the voting power of such corporation in the election of directors within any of the following ranges of that voting power:

  •
  one-fifth or more but less than one-third of that voting power;

  •
  one-third or more but less than a majority of that voting power; and

  •
  a majority or more of that voting power.

In the event an acquiring person proposes to make such an acquisition, such person shall deliver to the corporation a statement disclosing, among other things, the identity of the acquiring person, the number of shares owned, directly or indirectly, by such person and the range of voting power that may result from the proposed acquisition. Within 10 days after receipt of such statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may make the proposed acquisition only if the acquisition is approved by both the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting and a majority of the voting power remaining after excluding the voting power of all "interested shares." Interested shares include any shares held by the acquiring person and the officers and directors of the corporation. Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that Section 1701.831 does not apply to that corporation. Neither our Articles of Incorporation nor our Code of Regulations contains such a provision.

Business Combinations with Interested Shareholders

        Chapter 1704 of the Ohio General Corporation Law prohibits certain corporations from engaging in a "chapter 1704 transaction" with an "interested shareholder" for a period of three years after the date of the transaction in which the person first became an interested shareholder unless, prior to the date on which the person became an interested shareholder, the board of directors of the corporation approved the chapter 1704 transaction or the purchase by the interested shareholder of the shares of the corporation that caused that person to become an interested shareholder.

        After the three-year period, a corporation may consummate a chapter 1704 transaction provided that the corporation otherwise complies with certain provisions of the Ohio General Corporation Law applicable to such transaction and at least one of the following conditions is satisfied:

  •
  prior to the date on which the person became an interested shareholder, the board of directors of the corporation had approved the purchase by the interested shareholder of the shares of the corporation that caused such person to become an interested shareholder;

  •
  the transaction is approved, at a meeting held for that purpose, by the affirmative vote of both the holders of shares with at least two-thirds of the voting power in the election of directors (or a different proportion set forth in the articles of incorporation) and the holders of at least a majority of the voting shares remaining after excluding all shares beneficially owned by an interested shareholder or an associate or affiliate of an interested shareholder; or

  •
  the chapter 1704 transaction results in shareholders, other than the interested shareholder, receiving certain minimum consideration for their shares.

A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with certain exceptions, any person who is the beneficial owner of a sufficient number of shares of the corporation to entitle such person, directly or indirectly, alone or with others, including affiliates and associates of that person, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of such person's beneficially owned shares that are not then outstanding. Chapter 1704 does not apply to a corporation if its articles of incorporation state that chapter 1704 does not apply to that corporation and certain other conditions are met. Our Articles of Incorporation do not contain such a provision. The application of chapter 1704 and Section 1701.831 may have the effect of delaying, deferring or preventing a change of control of the company.

IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax consequences to "U.S. holders" and "non-U.S. holders," as defined below, relating to the purchase, ownership, conversion, and other disposition of the notes by initial purchasers of the notes that purchase the notes at their "issue price," as defined below, and who hold the notes and common stock into which the notes may be converted as "capital assets" within the meaning of the U.S. federal income tax laws. The following summary, to the extent described below under "Opinion as to U.S. Federal Income Tax Treatment," constitutes the opinion of our counsel, Jones Day.

        This summary:

  •
  does not purport to be a complete analysis of all the potential tax consequences that may be important to an investor based on the investor's particular tax situation;

  •
  is based on the existing provisions of the Internal Revenue Code of 1986, as amended, the existing applicable Treasury Regulations promulgated or proposed under the Internal Revenue Code, judicial authority, and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, and, which are subject to differing interpretations;

  •
  deals only with the initial beneficial owner of a note that will hold both the notes and the common stock received upon a conversion of the notes as "capital assets" (within the meaning of section 1221 of the Internal Revenue Code);

  •
  does not address tax consequences applicable to particular holders in light of their circumstances, including but not limited to:

  •
  holders subject to special tax rules, such as banks, financial institutions, holders subject to the alternative minimum tax, tax-exempt organizations, nonresident aliens subject to the tax on expatriates under section 877 of the Internal Revenue Code, pension funds, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting for their securities holding;

  •
  persons that will hold notes as a position in a hedging or constructive sale transaction, "straddle," "conversion," or other integrated transaction for U.S. federal income tax purposes;

  •
  persons that have a "functional currency" other than the U.S. dollar; and

  •
  non-U.S. holders subject to specialized rules under the Internal Revenue Code, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and corporations that accumulate earnings in order to avoid U.S. federal income tax;

  •
  discusses only the tax consequences applicable to the initial investors that purchase the notes at their "issue price" (as defined in section 1273 of the Internal Revenue Code) and does not discuss the tax consequences applicable to subsequent purchasers of the notes; and

  •
  does not discuss any state, local, or non-U.S. taxes, and any U.S. federal tax other than the income tax, including but not limited to, the U.S. federal estate tax.

        Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, conversion, and other disposition of the notes and the ownership and disposition of the common stock received upon conversion of the notes. We have not sought any rulings from the Internal Revenue Service with respect to the statements made and the conclusions reached in this discussion. The Internal Revenue

Service may not agree with the statements and conclusions in this discussion and may successfully assert a contrary position.

        As used in this prospectus, the term "U.S. holder" means a beneficial owner of a note or of common stock into which a note is converted who is, for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the U.S. and certain former citizens of the U.S.;

  •
  a corporation, or other entity treated as a corporation, that is organized in or under the laws of the U.S. or of any state;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust, if a court within the U.S. is able to exercise primary supervision over the trust's administration and one or more "U.S. persons" (as defined in section 7701(a)(30) of the Internal Revenue Code) have the authority to control all substantial decisions of the trust.

        Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996 that are treated as a U.S. person prior to such date may also be treated as a U.S. holder.

        If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a holder of notes or of common stock received upon conversion of the notes, then the tax treatment of a partner in such partnership generally will depend upon the status of the partner and such partnership's activities. Such partners and partnerships should consult their tax advisors concerning the U.S. federal income tax consequences of holding and disposing of notes or shares of common stock received upon a conversion of the notes, as the case may be.

        The term "non-U.S. holder" means any holder that is not a U.S. holder. A non-U.S. holder should see the discussion under the heading "—Non-U.S. Holders" below for more information.

        This summary of material U.S. federal income tax considerations is not tax advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws pertaining to any other U.S. federal tax other than the income tax, the laws of any state, local, or foreign taxing jurisdiction, and any applicable taxation treaty.

Opinion as to U.S. Federal Income Tax Treatment

        We have been advised by our counsel, Jones Day, that, in their opinion, the notes will be treated as debt instruments that are subject to U.S. federal income tax regulations governing contingent payment debt instruments, which we refer to as the contingent debt regulations, for U.S. federal income tax purposes. All statements describing U.S. federal income tax laws contained in this summary, unless otherwise noted, constitute the opinion of Jones Day, as of May 18, 2004.

Classification of the Notes

        Pursuant to the terms of the indenture, we and each holder will agree to treat the notes, for U.S. federal income tax purposes, as indebtedness that is subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the schedule of projected payments on the notes, which we refer to as the projected payment schedule. The remainder of this discussion assumes that the notes will be treated in accordance with these agreements and determinations.

        No authority directly addresses the treatment of all aspects of the notes for U.S. federal income tax purposes. The Internal Revenue Service has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Internal Revenue Service addressed the U.S. federal income tax classification and treatment of a contingent convertible debt instrument that bears similarities to, but is not identical to, the notes. In this published guidance, the Internal Revenue Service concluded that the debt instrument addressed therein was subject to the contingent debt regulations. In addition, the Internal Revenue Service clarified various aspects of the applicability to the debt instrument addressed therein of certain other provisions of the Internal Revenue Code. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the Internal Revenue Service in respect of any of the U.S. federal income tax consequences discussed below. The Internal Revenue Service could take contrary positions and, as a result, it may not agree with the tax characterizations and tax consequences described below. A different treatment of the notes for U.S. federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain, or loss recognized in respect of the notes from the tax consequences described below and could require a holder to accrue interest income at a rate different than the "comparable yield" described below.

U.S. Federal Income Tax Consequences Applicable to U.S. Holders

  Interest on the Notes

        Under the contingent debt regulations, actual cash payments on the notes, including payment of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations in determining the amount of interest income that accrues on the notes. As discussed more fully below, the effect of the contingent debt regulations will be to:

  •
  require each U.S. holder, regardless of such holder's usual method of tax accounting, to use the accrual method in respect of the notes;

  •
  require each U.S. holder to accrue and include interest income on the notes on a constant yield to maturity basis based on the adjusted issue price, as defined below, of the notes and the comparable yield, as defined below, under rules similar to those for accruing original issue discount;

  •
  if the actual amount of a contingent payment is not equal to the projected amount, appropriate adjustments are made to reflect this difference; and

  •
  generally result in ordinary rather than capital treatment of any gain and, to some extent, loss on the sale, exchange, repurchase, or redemption of the notes.

        Accordingly, a U.S. holder may be required to include interest in its taxable income in any tax year in an amount significantly in excess of the interest payments, including contingent interest payments, that it actually receives in that year.

        The "issue price" of a note is the first price at which a substantial amount of the notes are sold to investors, excluding bond houses, brokers and other similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "adjusted issue price" of a note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals, as described below, and decreased by the amount of any projected payments scheduled to be made in respect of the notes.

        Under the contingent debt regulations, we are required to establish the "comparable yield" of the notes. The comparable yield for the notes is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but having terms and conditions otherwise comparable to the notes. In no event will the comparable yield be less than the "applicable federal rate" determined by the Secretary of the Treasury. Accordingly, we have determined the comparable yield to be 9.12% percent compounded semi-annually.

        We are required to provide to U.S. holders, solely for U.S. federal income tax purposes, the projected payment schedule. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the terms of the notes' conversion feature.

        Under the indenture, for U.S. federal income tax purposes, a holder must use the comparable yield and projected payment schedule in determining the holder's interest accruals, and the adjustments thereto described below, in respect of the notes, unless the holder timely discloses and justifies the use of other estimates to the Internal Revenue Service. Pursuant to the indenture, each holder is required to use the comparable yield and the projected payment schedule established by us. U.S. holders may obtain the projected payment schedule by submitting a written request to us at the address set forth under "Where You Can Find More Information and Incorporation by Reference."

        Our determinations of the comparable yield and the projected payment schedule are not binding on the Internal Revenue Service and it could challenge such determinations. If it did so, and if any such challenge was successful, the amount and timing of interest income accruals of the holders would be different from those reported by us or included on previously filed tax returns by the holders.

        THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE HAVE NOT BEEN DETERMINED FOR ANY PURPOSE OTHER THAN FOR USE IN THE DETERMINATION OF INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO THE HOLDERS OF THE NOTES.

  Adjustments to Interest Accruals on the Notes

        If a U.S. holder receives actual payments in respect of the notes in a tax year that, in the aggregate, exceed the aggregate of projected payments under the projected payment schedule for that tax year, then the U.S. holder will have a "net positive adjustment" equal to the amount of such excess. The U.S. holder will be required to treat a "net positive adjustment" as additional interest income for such tax year. For this purpose, the payments in a tax year include the fair market value of any property, including shares of our common stock, and any liquidated damages received in that year.

        If a U.S. holder receives actual payments in respect of the notes in a tax year that, in the aggregate, are less than the aggregate amount of the projected payments under the projected payment schedule for that tax year, then the U.S. holder will have a "net negative adjustment" equal to the amount of the deficit. This adjustment will (a) reduce the U.S. holder's interest income on the notes for that tax year, and (b) to the extent of any excess after the application of clause (a), give rise to an ordinary loss to the extent of such U.S. holder's interest income in respect of the notes during prior tax years, reduced to the extent the interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the notes.

  Sale, Exchange, Conversion, Repurchase, or Redemption of the Notes

        In general, the sale, exchange, conversion, repurchase, or redemption of a note may result in taxable gain or loss to a U.S. holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes takes into account the receipt of shares of our common stock upon conversion as a contingent payment in respect of the notes. Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a note as a contingent payment under the contingent debt regulations. As described above, U.S. holders are bound to follow our determination of the comparable yield and our projected payment schedule. Under this treatment, a conversion of the notes into our shares may result in gain or loss to a U.S. holder, which will be taxable as ordinary income or loss to the extent described below. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase, or redemption will be measured by the difference between:

  •
  the amount of cash, plus the fair market value of any property received by the U.S. holder, including the fair market value of any shares of our common stock received upon a conversion of the notes; reduced by

  •
  the U.S. holder's adjusted tax basis in the notes.

        A U.S. holder's adjusted tax basis in a note on any date will be equal to such U.S. holder's original purchase price for the note, subject to adjustments. These adjustments include an increase for any interest income previously accrued by the U.S. holder under the contingent debt regulations as described above, determined without regard to any adjustments to interest accruals described above, and a decrease equal to the amount of any projected payments, as described above, scheduled to be made on the notes to the U.S. holder through that date without regard to the actual amount paid.

        Gain recognized upon a sale, exchange, conversion, repurchase, or redemption of a note will be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase, or redemption of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary loss, and thereafter as capital loss. Any recognized capital loss will be long-term if the note is held for more than one year. The deductibility of capital loss is subject to limitations. Under recently finalized Treasury Regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. holder recognizing a loss of at least $2 million in the case of individuals, or $10 million in the case of corporations, upon the sale, exchange, conversion, repurchase, or redemption of a note may have to comply with certain disclosure requirements. Accordingly, prospective holders are urged to consult their tax advisors.

        Upon conversion of a note for shares of our common stock, any accrued and unpaid interest shall be deemed to be paid by the receipt of common stock. A U.S. holder's tax basis in shares of our common stock received upon a conversion of a note will equal the then current fair market value of such common stock at the time of conversion. The holding period of the common stock received upon conversion will commence on the day immediately following the date of conversion.

  Disposition of Common Stock

        Upon the sale or other disposition of our common stock received upon conversion of a note, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received in a sale or disposition and (ii) the U.S. holder's adjusted tax basis in the common stock. See "—U.S. Federal Income Tax Consequences Applicable to U.S. Holders—Sale, Exchange, Conversion, Repurchase, or Redemption," above for more information. The capital gain or loss will be long-term if the U.S. holder's holding period in respect of the common stock is more than one year. The deductibility of capital loss is subject to limitations. Under recently finalized Treasury Regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. holder recognizing a loss of at least $2 million in the case of individuals, or $10 million in the case of corporations, upon the sale or exchange of our common stock may have to comply with certain disclosure requirements. Accordingly, prospective holders are urged to consult their tax advisors.

  Dividends on Shares of Common Stock

        Distributions to a U.S. holder on shares of our common stock will be treated as a dividend to the extent payable out of our current and accumulated earnings and profits determined by U.S. federal income tax principles, as of the end of the tax year of the distribution.

        To the extent that a U.S. holder receives a distribution on shares of our common stock that would have constituted a dividend for U.S. federal income tax purposes had it not exceeded our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, which reduces the holder's basis in its shares of our common stock and thereafter will be treated as capital gain.

        Under recently enacted tax legislation, eligible dividends received by a non-corporate U.S. holder in tax years beginning on or before December 31, 2008 will be subject to tax at a special reduced rate if it has held its shares of our common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date. Dividends paid and constructive dividends deemed paid to holders that are U.S. corporations may qualify for a dividends-received deduction.

  Constructive Dividends

        If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, then the increase may be deemed to be the payment of a taxable dividend to U.S. holders of the notes. For example, an increase in the conversion rate in the event of our distribution of debt instruments or assets to our stockholders may result in deemed dividend treatment to U.S. holders of the notes. However, an increase in the conversion rate in the event of stock dividends or the distribution of rights to subscribe for our common stock may not result in deemed dividend treatment to U.S. holders. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rule discussed under "—U.S. Federal Income Tax Consequences Applicable to U.S. Holders—Dividends on Shares of Common Stock" above.

Non-U.S. Holders

  Interest on the Notes

        All payments on the notes made to a non-U.S. holder, including the issuance of shares of our common stock pursuant to a conversion, will be exempt from U.S. income and withholding tax, provided that:

  •
  such payment is not effectively connected with the conduct by such non-U.S. holder of a trade or business within the U.S.;

  •
  the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the non-U.S. holder is not a "controlled foreign corporation" that is related to us by stock ownership within the meaning of the applicable sections of the Internal Revenue Code;

  •
  the non-U.S. holder is not a bank that receives interest described in section 881(c)(3)(A) of the Internal Revenue Code;

  •
  with respect only to the contingent interest and to gain realized on a sale, exchange, or conversion of the notes, our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(l) of the Internal Revenue Code and we are not a U.S. real property holding corporation, as defined below; and

  •
  the beneficial owner of the note, under penalty of perjury, certifies on a properly executed and delivered Internal Revenue Service Form W-8BEN or other form, if applicable, that it is not a U.S. person and provides the beneficial owner's name and address.

        The certification described in the last clause above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. Under the Treasury Regulations, this certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners, or other intermediaries, provided that the intermediary has entered into a withholding agreement with the Internal Revenue Service and other conditions are met. A holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a gross rate of 30% unless the interest is effectively connected with the conduct of a U.S. trade or business and the beneficial owner of the note so certifies under penalty of perjury on a properly executed and delivered IRS Form W-8ECI, or other applicable form, in which case such interest will be subject to U.S. federal income tax based on such non-U.S. holder's net effectively connected income in a similar manner as if it were a U.S. holder. Corporate non-U.S. holders that receive interest income that is effectively connected with the conduct of a trade or business within the U.S. may also be subject to an additional "branch profits" tax on such income. Non-U.S. holders should consult applicable income tax treaties, which may provide reduced rates of withholding. Non-U.S. holders and any entities, partners, shareholders or other beneficiaries of non-U.S. holders may be required to satisfy certification requirements in order to claim a reduction of or exemption from withholding tax pursuant to the applicable income tax treaties. A non-U.S. holder may meet the certification requirements under this paragraph by providing a form W-8BEN or appropriate substitute to us or our agent.

  Dividends on Shares of Common Stock

        Any distribution on shares of common stock to a non-U.S. holder will be subject to U.S. federal income tax withholding at a rate of 30% unless (a) it is subject to reduction by an applicable treaty and the non-U.S. holder provides an Internal Revenue Service Form W-8BEN certifying that it is entitled to the treaty benefits, (b) upon the receipt of Internal Revenue Service Form W-8ECI from a non-U.S. holder claiming that the payments are effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder, in which case the dividend will be subject to the U.S. federal income tax in the same manner as if it were a U.S. holder, or (c) an exception applies. Corporate non-U.S. holders that receive dividend income that is effectively connected with the conduct of a trade or business within the U.S. also may be subject to an additional "branch profits" tax on the income. Non-U.S. holders should consult any applicable income tax treaties, which may provide reduced rates of or an exemption from withholding tax. Non-U.S. holders and any entities, partners, shareholders, or other beneficiaries of non-U.S. holders may be required to satisfy certification requirements in order to claim a reduction of or exemption from withholding under the applicable income tax treaties.

  Constructive Dividend

        As discussed above, an adjustment to the conversion price of the notes could possibly give rise to a deemed distribution to holders for U.S. federal income tax purposes. See "—U.S. Federal Income Tax Considerations Applicable to U.S. Holders—Constructive Dividends" above for more information. With respect to non-U.S. holders, the deemed distribution would be subject to the rules described above under "Non-U.S. Holders—Dividends on Shares of Common Stock," regarding withholding of U.S. federal income tax on dividends in respect of common stock.

  Sales or Exchange of Notes or Shares of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized upon the sale or other disposition of the notes or shares of common stock unless:

  •
  the gain is effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder; or

  •
  in the case of a non-U.S. holder who is a nonresident alien individual and holds the note or common stock, as the case may be, as a capital asset, such holder is present in the U.S. for 183 or more days in the taxable year and certain other conditions exist.

  U.S. Real Property Holding Corporations

        This discussion of the U.S. taxation of non-U.S. holders of notes and our common stock issuable upon conversion of the notes assumes that we are not, at any relevant time, a "U.S. real property holding corporation," within the meaning of the Internal Revenue Code. Under present law, we would not be a U.S. real property holding corporation, so long as the fair market value of our U.S. real property interests is less than 50% of the sum of the fair market value of our U.S. real property interests, our interests in non-U.S. real property, and our other assets that are used or held in a trade or business on certain determination dates. We believe that we are not, have never been, and do not expect to become, a U.S. real property holding corporation.

        In the event that we become a U.S. real property holding corporation, gain recognized by non-U.S. holders on a disposition of notes or the common stock issuable upon conversion of the notes may be subject to U.S. federal income tax, including any applicable withholding tax.

Information Reporting and Backup Withholding

  U.S. Holders

        U.S. holders will be subject to information reporting in respect of any payments we may make, including any deemed payment upon issuance of shares of our common stock pursuant to a conversion on, or the proceeds of the sale or other disposition of, the notes, or any dividends on any shares of our common stock with respect to certain non-exempt U.S. holders. In addition, backup withholding (currently at a rate of 28%) may apply, unless the recipient of the payment supplies a taxpayer identification number and other information, certified under penalties of perjury, or otherwise establishes, in the manner prescribed by applicable law, an exemption from backup withholding. Amounts withheld under backup withholding are allowable as a credit against the U.S. holder's federal income tax upon furnishing the required information to the Internal Revenue Service.

  Non-U.S. Holders

        We will, where required, report to non-U.S. holders and to the Internal Revenue Service the amount of any principal, interest, and dividends, if any, paid on the notes or shares of common stock. Under current U.S. federal income tax law, backup withholding tax will not apply to payments if the required certifications are received, provided, in each case, however, that the payor, including a bank or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee is a U.S. person.

        Under the Treasury Regulations, payments on the sale, exchange, or other disposition of notes or shares of common stock effected at a foreign office of a broker to an offshore account maintained by a non-U.S. holder are generally not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, a foreign partnership with significant U.S. ownership, or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the beneficial owner is a U.S. person.

        Information reporting and backup withholding will apply to payments effected at a U.S. office of any U.S. or foreign broker, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

        Backup withholding does not represent an additional income tax. Amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

SELLING SECURITYHOLDERS

        The notes were originally issued by us and sold to Deutsche Bank Securities Inc., Wachovia Capital Markets LLC, Scotia Capital (USA) Inc., BNY Capital Markets, Inc., NatCity Investments, Inc. and Wells Fargo Securities, LLC, to whom we refer to elsewhere in this prospectus as the "initial purchasers," in transactions exempt from the registration requirements of the federal securities laws. The initial purchasers resold the notes to persons reasonably believed by them to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act of 1933, as amended. The selling securityholders, which term includes their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion and/or redemption of the notes. Set forth below are the names of each selling securityholder, the principal amount of the notes that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock into which the notes are convertible, each to the extent known to us as of the date of this prospectus. None of the selling securityholders which is a broker-dealer acquired notes as compensation for underwriting activities. Each selling securityholder that is an affiliate of a broker-dealer has represented to us that it purchased the notes to be resold in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the notes at the time of their purchase. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

        Any or all of the notes or common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any particular sale. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided in transactions exempt from the registration requirements of the Securities Act.

Name	Aggregate Principal Amount of Notes at Maturity that may be Sold	Percentage of Notes Outstanding	Common Stock Owned Prior to Conversion	Common Stock Registered Hereby(1)
Barclays Global Investors Diversified Alpha Plus Funds (2)	172,000	*	—	11,147
Calamos Market Neutral Fund—Calamos Investment Trust	2,500,000	2.00%	—	162,022
Chrysler Corporation Master Retirement Trust(3)	580,000	*	—	37,589
CNH CA Master Account, L.P.(4)	250,000	*	—	16,202
Context Convertible Arbitrage Fund, L.P.(5)	1,600,000	1.28%	—	103,694
Context Convertible Arbitrage Offshore, LTD(6)	3,475,000	2.78%	—	225,210
DBAG London	3,050,000	2.44%	(7)	197,666
Delta Air Lines Master Trust—CV(8)	235,000	*	(9)	15,230
Delta Pilots Disability & Survivorship Trust—CV(10)	115,000	*	—	7,453
Deutsche Bank Securities Inc.	610,000	*	—	39,533
Forest Fulcrum Fund LP(11)	350,000	*	—	22,683
Forest Global Convertible Fund, Ltd. Class A-5(12)	1,342,000	1.07%	—	86,973
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio(13)	434,000	*	—	28,127
Grace Convertible Arbitrage Fund, Ltd.(14)	5,000,000	4.00%	—	324,044
HFR CA Global Opportunity Master Trust(15)	32,000	*	—	2,073
HFR CA Select Fund(16)	1,000,000	*	—	64,808
HFR RVA Select Performance Master Trust(17)	56,000	*	—	3,629
Institutional Benchmarks Master Fund c/o Alexandra Investment Management LLC(18)	3,000,000	2.40%	—	194,426
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(19)	110,000	*	—	7,128
KBC Convertible Mac28 Fund Ltd.(20)	360,000	*	—	23,331

KBC Convertible Opportunities Fund(21)	2,320,000	1.86%	—	150,356
KBC Multi-Strategy Arbitrage Fund(22)	1,120,000	*	—	72,585
LLT Limited(23)	109,000	*	—	7,064
Lyxor/Context Fund LTD(24)	350,000	*	—	22,683
Lyxor/Forest Fund Limited(25)	549,000	*	—	35,580
McMahan Securities Co. L.P.(26)	3,240,000	2.59%	—	209,980
Melody IAM Ltd.(27)	200,000	*	—	12,961
Microsoft Corporation(28)	295,000	*	(29)	19,118
Motion Picture Industry Health Plan—Active Member Fund(30)	50,000	*	—	3,240
Motion Picture Industry Health Plan—Retiree Member Fund(31)	40,000	*	—	2,592
National Bank of Canada(32)	350,000	*	—	22,683
OCM Convertible Trust(33)	395,000	*	—	25,599
OCM Global Convertible Securities Fund(34)	45,000	*	(35)	2,916
Partner Reinsurance Company Ltd.(36)	115,000	*	—	7,453
Qwest Occupational Health Trust(37)	50,000	*	—	3,240
RBC Alternative Assets, L.P.	50,000	*	—	3,240
Relay 11 Holdings Co.(38)	77,000	*	—	4,990
Royal Bank of Canada	2,000,000	1.60%	(39)	129,617
Royal Bank of Canada (Norshield)(40)	800,000	*	—	51,847
Sage Capital Management, LLC(41)	3,250,000	2.60%	—	210,628
San Diego County Employee Retirement Association(42)	1,700,000	1.36%	—	110,174
Sphinx Convertible Arbitrage SPC(43)	77,000	*	—	4,990
State Employees' Retirement Fund of the State of Delaware(44)	235,000	*	—	15,230
Sterling Invest Co.(45)	1,200,000	*	—	77,771
Teachers Insurance and Annuity Association of America	7,000,000	5.60%	—	453,661
Univest Convertible Arbitrage Fund II LTD (Norshield)(46)	275,000	*	—	17,822
UnumProvident Corporation(47)	135,000	*	—	8,749
Wachovia Capital Markets LLC	4,150,000	3.32%	—	268,956
Wachovia Securities International Ltd.	12,250,000	9.80%	—	793,907
Xavex Convertible Arbitrage 4 Fund(48)	60,000	*	—	3,888
Zazove Convertible Arbitrage Fund, L.P.(49)	4,200,000	3.36%	—	272,196
Zazove Hedged Convertible Fund, L.P.(50)	3,000,000	2.40%	—	194,426
Zazove Income Fund, L.P.(51)	2,200,000	1.76%	—	142,579
Zurich Institutional Benchmarks Master Fund Ltd.(52)	242,000	0.19%	—	15,683
Zurich Institutional Benchmarks Master Fund Ltd. c/o Zazove Associates LLC(53)	1,900,000	1.52%	—	123,136
All other holders of Notes or future transferees, pledgees, donees or sucessors of any such holders(54)(55)	46,700,000	37.36%	—	3,026,570

*
Less than 1%.
(1)
Assumes conversion of all of the holder's notes at a conversion rate of 64.8088 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate will be subject to adjustment as described under "Description of the Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)
Forest Investment Management LLC has sole voting and investment control over the registrable securities held by Barclays Global Investors Diversified Alpha Plus Funds. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(3)
Oaktree Capital Management LLC, in its capacity as investment manager of Chrysler Corporation Master Retirement Trust, has voting and investment control over the aggregate principal amount of the notes held by Chrysler Corporation Master Retirement Trust but it owns no equity interest in Chrysler Corporation Master Retirement Trust. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for Chrysler Corporation Master Retirement Trust.
(4)
CNH Partners, LLC is the investment manager of CNH CA Master Account, L.P. and has sole voting and investment control over the registrable securities held by CNH CA Master Account, L.P. The principals of CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.
(5)
Michael Rosen and William Fertig have voting and investment control over the registrable securities held by Context Convertible Arbitrage Fund, L.P.
(6)
Michael Rosen and William Fertig have voting and investment control over the registrable securities held by Context Convertible Arbitrage Offshore, LTD.
(7)
DBAG London owns $1,000,000 aggregate principal amount of our 5 3/4 convertible notes, which are convertible into 54,288 shares of our common stock.

(8)
Oaktree Capital Management LLC, in its capacity as investment manager of Delta Air Lines Master Trust—CV, has voting and investment control over the aggregate principal amount of the notes held by Delta Air Lines Master Trust—CV but it owns no equity interest in Delta Air Lines Master Trust—CV. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for Delta Air Lines Master Trust—CV.
(9)
Delta Air Lines Master Trust—CV owns $125,000 aggregate principal amount of our 5 3/4 convertible notes, which are convertible into 6,786 shares of our common stock.
(10)
Oaktree Capital Management LLC, in its capacity as investment manager of Delta Pilots Disability & Survivorship Trust—CV, has voting and investment control over the aggregate principal amount of the notes held by Delta Pilots Disability & Survivorship Trust—CV but it owns no equity interest in Delta Pilots Disability & Survivorship Trust—CV. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for Delta Pilots Disability & Survivorship Trust—CV.
(11)
Forest Investment Management LLC has sole voting and investment control over the registrable securities held by Forest Fulcrum Fund LP. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(12)
Forest Investment Management LLC has sole voting and investment control over the registrable securities held by Forest Global Convertible Fund, Ltd., Class A-5. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(13)
Forest Investment Management LLC has sole voting and investment control over the registrable securities held by Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(14)
Bradford Whitmore and Michael Brailov have voting and investment control over the registrable securities held by Grace Convertible Arbitrage Fund, Ltd.
(15)
Forest Investment Management LLC has sole voting and investment control over the registrable securities held by HFR CA Global Opportunity Master Trust. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(16)
Gene T. Pretti has voting and investment control over the registrable securities held by HFR CA Select Fund.
(17)
Forest Investment Management LLC has sole voting and investment control over the registrable securities held by HFR RVA Select Performance Master Trust. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(18)
Alexandra Investment Management LLC, in its capacity as investment advisor to Institutional Benchmarks Master Fund c/o Alexandra Investment Management LLC, shares voting and investment control of the registrable securities beneficially owned by Institutional Benchmarks Master Fund c/o Alexandra Investment Management LLC. Alexandra Investment Management LLC disclaims beneficial ownership of such registrable securities. Mikhail A. Filimonov and Dimitri Sogoloff, in their capacity as managing members of Alexandra Investment Management LLC share voting and investment control over the registrable securities owned by Institutional Benchmarks Master Fund c/o Alexandra Investment Management LLC. Mikhail A. Filimonov and Dimitri Sogoloff disclaim beneficial ownership of such registrable securities.
(19)
Oaktree Capital Management LLC, in its capacity as investment manager of International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust, has voting and investment control over the aggregate principal amount of the notes held by International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust but it owns no equity interest in International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust.
(20)
Andy Preston, in his capacity as Chief Investment Officer of KBC Convertible Mac28 Fund, Ltd., has voting and investment control of the registrable securities held by KBC Convertible Mac28 Fund, Ltd. KBC Convertible Mac28 Fund, Ltd. has voting and investment control over any shares of common stock issuable upon conversion of the registrable securities which it holds.
(21)
Andy Preston, in his capacity as Chief Investment Officer of KBC Convertible Opportunities Fund, has voting and investment control of the registrable securities held by KBC Convertible Opportunities Fund. KBC Convertible Opportunities Fund has voting and investment control over any shares of common stock issuable upon conversion of the registrable securities which it holds.
(22)
Andy Preston, in his capacity as Chief Investment Officer of KBC Multi-Strategy Arbitrage Fund, has voting and investment control of the registrable securities held by KBC Multi-Strategy Arbitrage Fund. KBC Multi-Strategy Arbitrage Fund has voting and investment control over any shares of common stock issuable upon conversion of the registrable securities which it holds.
(23)
Forest Investment Management LP has shared voting control and sole investment control of the registrable securities. Forest Investment Management LP is wholly owned by Forest Partners II, the sole general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(24)
Michael Rosen and William Fertig have voting and investment control over the registrable securities held by Lyxor/Context Fund LTD.
(25)
Forest Investment Management LLC has sole voting and investment control over the registrable securities held by Lyxor/Forest Fund Limited. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(26)
The Executive Committee of McMahan Securities Co. L.P., which is comprised of D. Bruce McMahan, Jay T. Glassman, Patricia Ransom, Scott Dillinger, Ronald P. Fertig and Norman L. Ziegler, has voting and investment control over the registrable securities held by McMahan Securities Co. L.P.
(27)
Andy Preston, in his capacity as Chief Investment Officer of Melody IAM Ltd., has voting and investment control of the registrable securities held by Melody IAM Ltd. Melody IAM Ltd. has voting and investment control over any shares of common stock issuable upon conversion of the registrable securities which it holds.
(28)
Oaktree Capital Management LLC, in its capacity as investment manager of Microsoft Corporation, has voting and investment control over the aggregate principal amount of the notes held by Microsoft Corporation but it owns no equity interest in Microsoft Corporation. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for Microsoft Corporation.
(29)
Microsoft Corporation owns $460,000 aggregate principal amount of our 5 3/4 convertible notes, which are convertible into 24,972 shares of our common stock.
(30)
Oaktree Capital Management LLC, in its capacity as investment manager of Motion Picture Industry Health Plan—Active Member Fund, has voting and investment control over the aggregate principal amount of the notes held by Motion Picture Industry Health Plan—Active Member Fund but it owns no equity interest in Motion Picture Industry Health Plan—Active Member Fund. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for Motion Picture Industry Health Plan—Active Member Fund.

(31)
Oaktree Capital Management LLC, in its capacity as investment manager of Motion Picture Industry Health Plan—Retiree Member Fund, has voting and investment control over the aggregate principal amount of the notes held by Motion Picture Industry Health Plan—Retiree Member Fund but it owns no equity interest in Motion Picture Industry Health Plan—Retiree Member Fund. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for Motion Picture Industry Health Plan—Retiree Member Fund.
(32)
Michael Rosen and William Fertig have voting and investment control over the registrable securities held by National Bank of Canada.
(33)
Oaktree Capital Management LLC, in its capacity as investment manager of OCM Convertible Trust, has voting and investment control over the aggregate principal amount of the notes held by OCM Convertible Trust but it owns no equity interest in OCM Convertible Trust. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for OCM Convertible Trust.
(34)
Oaktree Capital Management LLC, in its capacity as investment manager of OCM Global Convertible Securities Fund, has voting and investment control over the aggregate principal amount of the notes held by OCM Global Convertible Securities Fund but it owns no equity interest in OCM Global Convertible Securities Fund. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for OCM Global Convertible Securities Fund.
(35)
OCM Global Converible Securities Fund owns $20,000 aggregate prncipal amount of our 5 3/4 convertible notes, which are convertible into 1,085 shares of our common stock.
(36)
Oaktree Capital Management LLC, in its capacity as investment manager of Partner Reinsurance Company Ltd., has voting and investment control over the aggregate principal amount of the notes held by Partner Reinsurance Company Ltd. but it owns no equity interest in Partner Reinsurance Company Ltd. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for Partner Reinsurance Company Ltd.
(37)
Oaktree Capital Management LLC, in its capacity as investment manager of Qwest Occupational Health Trust, has voting and investment control over the aggregate principal amount of the notes held by Qwest Occupational Health Trust but it owns no equity interest in Qwest Occupational Health Trust. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for Qwest Occupational Health Trust.
(38)
Forest Investment Management LLC has sole voting and investment control over the registrable securities held by Relay 11 Holdings Co. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(39)
Royal Bank of Canada owns $1,000,000 aggregate principal amount of our 5 3/4 convertible notes, which are convertible into 54,288 shares of our common stock.
(40)
Michael Rosen and William Fertig have voting and investment control over the registrable securities held by Royal Bank of Canada (Norshield).
(41)
Peter Delisser, the managing member of Sage Capital Management, LLC, has voting and investment control over the registrable securities held by Sage Capital Management, LLC.
(42)
Gene T. Pretti has voting and investment control over the registrable securities held by San Diego County Employee Retirement Association.
(43)
Forest Investment Management LLC has sole voting and investment control over the registrable securities held by Sphinx Convertible Arbitrage SPC. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(44)
Oaktree Capital Management LLC, in its capacity as investment manager of State Employees' Retirement Fund of the State of Delaware, has voting and investment control over the aggregate principal amount of the notes held by State Employees' Retirement Fund of the State of Delaware but it owns no equity interest in State Employees' Retirement Fund of the State of Delaware. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for State Employees' Retirement Fund of the State of Delaware.
(45)
Ann Houlihan of Froley Revy Investment Co. Inc. has voting and investment control over the registrable securities held by Sterling Invest Co.
(46)
Michael Rosen and William Fertig have voting and investment control over the registrable securities held by Univest Convertible Arbitrage Fund II LTD (Norshield).
(47)
Oaktree Capital Management LLC, in its capacity as investment manager of UnumProvident Corporation, has voting and investment control over the aggregate principal amount of the notes held by UnumProvident Corporation but it owns no equity interest in UnumProvident Corporation. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for UnumProvident Corporation.
(48)
Forest Investment Management LLC has sole voting and investment control over the registrable securities held by Xavex Convertible Arbitrage 4 Fund. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(49)
Gene T. Pretti has voting and investment control over the registrable securities held by Zazove Convertible Arbitrage Fund L.P.
(50)
Gene T. Pretti has voting and investment control over the registrable securities held by Zazove Hedged Convertible Fund L.P.
(51)
Gene T. Pretti has voting and investment control over the registrable securities held by Zazove Income Fund L.P.
(52)
Forest Investment Management LLC has sole voting and investment control over the registrable securities held by Zurich Institutional Benchmarks Master Fund Ltd. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.
(53)
Gene T. Pretti has voting and investment control over the registrable securities held by Zurich Institutional Benchmarks Master Fund Ltd. c/o Zazove Associates LLC.
(54)
The identity of these selling securityholders is currently unknown to us. We will identify these selling securityholders in a post-effective amendment before any resales by these persons under this registration statement.
(55)
Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

        The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in supplements or amendments to this prospectus.

PLAN OF DISTRIBUTION

        The notes and the common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the common stock covered by this prospectus.

        We will not receive any of the proceeds from the offering of the notes or the common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the notes or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the notes and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the notes or common stock offering will be the purchase price of such notes or common stock less discounts and commissions, if any.

        The notes and the common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. It is possible that selling securityholders may decide not to sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, the selling securityholders may transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        Our outstanding common stock is listed for trading on the New York Stock Exchange and the Chicago Stock Exchange.

        Certain selling securityholders, including Deutsche Bank Securities Inc., Forest Fulcrum Fund LP, McMahan Securities Co. L.P., Wachovia Capital Markets LLC and Wachovia Securities International LTD are broker-dealers and therefore are underwriters within the meaning of the Securities Act in connection with resales of the notes and the common stock covered by this prospectus. Any commission received by an underwriter, and any profit on the resale of the notes of the common stock purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act.

        In addition, in connection with any resales of the notes, selling securityholders must deliver a prospectus meeting the requirements of the Securities Act. Selling securityholders may fulfill their prospectus delivery requirements with respect to the notes with this prospectus.

        The notes were issued and sold on January 16, 2004 and January 27, 2004 in transactions exempt from registration requirements of the federal securities laws to the initial purchasers. We have agreed to indemnify each initial purchaser, the directors, officers, partners, employees, representatives and agents of each initial purchaser and each selling securityholder including each person, if any, who controls any of them within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each selling securityholder has agreed severally and not jointly, to indemnify us, our directors and officers and each person, if any, who controls us within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against certain liabilities arising under the Securities Act.

        The selling securityholders and any other persons participating in the distribution will be subject to certain provisions under the federal securities laws, including Regulation M, which may limit the timing of purchases and sales of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to thc commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

        We have agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until January 27, 2006, or the earlier of (1) the sale pursuant to the registration statement of all the securities registered thereunder and (2) the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions in which case we may prohibit offers and sales of notes and common stock pursuant to the registration statement to which this prospectus relates.

LEGAL MATTERS

        Jones Day, 222 East 41st Street, New York, New York 10017, will pass upon the validity of the notes and the shares of common stock issuable upon conversion of the notes.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual report on Form 10-K for the year ended November 30, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the Securities and Exchange Commission. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices. Information on the operation of the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the Securities and Exchange Commission. The address of such site is: http://www.sec.gov. Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. This information may also be obtained from us as described below.

        We incorporate by reference the documents listed below that we have filed with the Securities and Exchange Commission (File No. 1-1520) and any filings that we make with the Securities and Exchange Commission on or after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until completion of resale of all of the notes by the selling securityholders under this prospectus.

  •
  Our Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (File No. 1-1520);

  •
  Our Annual Proxy Statement dated March 2, 2004;

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2004 (File No. 1-1520);

  •
  Our Current Reports on Form 8-K dated January 12, 2004 (File No. 1-1520), January 20, 2004 (File No. 1-1520), January 29, 2004 (File No. 1-1520) and May 6, 2004 (File No. 1-1520); and

  •
  the description of our capital stock contained in our Registration Statement on Form 10 dated May 20, 1935, as amended by Amendment No. 1 on Form 8, dated March 29, 1989 (File No. 1-1520).

        Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus.

        The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference.

        We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

    GenCorp Inc.
    P. O. Box 537012
    Sacramento, California 95853-7012
    Attention: Secretary
    (916) 355-4000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by us, are as follows:

SEC Registration Fee	$16,293
Legal Fees and Expenses	$15,000
Miscellaneous Expenses	$50,000

TOTAL	$81,293

Item 15. Indemnification of Directors and Officers.

Applicable Laws of Ohio

        Section 1701.13(E) of the Ohio General Corporation Law authorizes a corporation under certain circumstances to indemnify any director, trustee, officer, employee or agent in respect of expenses and other costs reasonably incurred by him in connection with any action, suit or proceeding to which he is made a party or threatened to be made a party by reason of the fact that he was a director, trustee, officer, employee or agent of the corporation. In general, indemnification is permissible only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In respect of any action by or in right of the corporation, indemnification is not permitted if the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless authorized by a court. To the extent that a director, trustee, officer, employee or agent has been successful in the defense of any such action, suit or proceeding, he is entitled to be indemnified against his reasonable expenses incurred in connection therewith by Section 1701.13(E)(3) of the Ohio General Corporation Law.

Code of Regulations

        Article Two, Section 10 of the Code of Regulations of GenCorp Inc. concerns indemnification of the company's directors and officers and provides as follows:

          The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Directors or an officer, employee, member, manager or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, limited liability company, or a partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in the preceding paragraph against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

          The Corporation, upon approval by the Board of Directors, may enter into agreements with any persons whom the Corporation may indemnify under this Code of Regulations or under law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, whether or not the Corporation would have the power under law or this Code of Regulations to indemnify any such person.

Contracts

        GenCorp Inc. maintains and pays the premiums on contracts insuring the directors and officers of the company and its subsidiaries (subject to the policy's terms, conditions and exclusions) for liability that the directors and officers, or the company or its subsidiaries (in certain situations), may incur in performing their directorship or officership duties. The insurance contract provides coverage for loss, including defense expense, even in the absence of indemnity by the corporation to the individual director or officer.

        GenCorp Inc. has entered into indemnification agreements with all of its directors and executive officers to indemnify them against certain liabilities and expenses, including legal fees, that they may incur by reason of their relationship to the company. In general, the company is required to indemnify an individual who is a director or an officer for such liabilities and expenses unless (i) if the person is a director, it is proved by clear and convincing evidence that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the company or undertaken with reckless disregard for the best interests of the company, subject to certain exceptions, or (ii) if the person is an executive officer only, he or she did not act in good faith or in a manner that he or she reasonably believed to be in or not opposed to the best interests of the company, subject to certain exceptions. In addition, each director and officer is to be indemnified against any amount that he or she becomes obligated to pay relating to or arising out of any claim made against him or her because of any act or failure to act or neglect or breach of duty that he or she commits or permits while acting as a director or officer of the company, subject to certain exceptions. In respect of any criminal proceeding, the company is required to indemnify each director and officer if such person had no reasonable cause to believe his or her conduct was unlawful. Each director and officer will also be indemnified for expenses actually and reasonably incurred by him or her to the extent that such individual is successful on the merits in any action.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
2.1	Asset Purchase Agreement by and between Aerojet-General Corporation and Northrop Grumman Systems Corporation dated April 19, 2001 (filed as Exhibit 2.1 to GenCorp Inc.'s Current Report on Form 8-K dated November 5, 2001 (File No. 1-1520) and incorporated herein by reference)**
2.2	Amendment No. 1 to Asset Purchase Agreement by and between Aerojet-General Corporation and Northrop Grumman Systems Corporation dated September 19, 2001 (filed as Exhibit 2.2 to GenCorp Inc.'s Current Report on Form 8-K dated November 5, 2001 (File No. 1-1520) and incorporated herein by reference)**
2.3	Amendment No. 2 to Asset Purchase Agreement by and between Aerojet-General Corporation and Northrop Grumman Systems Corporation dated October 19, 2001 (filed as Exhibit 2.3 to GenCorp Inc.'s Current Report on Form 8-K dated November 5, 2001 (File No. 1-1520) and incorporated herein by reference)**
2.4	Amended and Restated Environmental Agreement by and among Aerojet-General Corporation and Northrop Grumman Systems Corporation dated October 19, 2001 (filed as Exhibit 2.4 to GenCorp Inc.'s Current Report on Form 8-K dated November 5, 2001 (File No. 1-1520) and incorporated herein by reference)
2.5	Guaranty Agreement by GenCorp Inc. for the Benefit of Northrop Grumman Systems Corporation (filed as Exhibit 2.5 to GenCorp Inc.'s Current Report on Form 8-K dated November 5, 2001 (File No. 1-1520) and incorporated herein by reference)
2.6	Purchase Agreement dated May 2, 2003 between Atlantic Research Corporation and Aerojet-General Corporation (filed as Exhibit 10.1 to GenCorp Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2003 (File No. 1-1520) and incorporated herein by reference)**
2.7	First Amendment to Purchase Agreement dated August 29, 2003 between Aerojet-General Corporation and Atlantic Research Corporation (filed as Exhibit 2.2 to GenCorp Inc.'s Form S-4 Registration Statement dated October 6, 2003 (File No. 333-109518) and incorporated herein by reference)**
2.8	Second Amendment to Purchase Agreement dated September 30, 2003 between Aerojet-General Corporation and Atlantic Research Corporation (filed as Exhibit 2.2 to GenCorp Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003 (File No. 1-1520) and incorporated herein by reference)**
2.9	Third Amendment to Purchase Agreement dated October 16, 2003 between Aerojet-General Corporation and Atlantic Research Corporation (filed as Exhibit 2.4 to GenCorp Inc.'s Amendment No. 1 to Form S-4 Registration Statement dated December 15, 2003 (File No. 333-109518) and incorporated herein by reference)**
2.10	Agreement by and between The Laird Group Public Limited Company and GenCorp Inc. for the sale and purchase of all of the issued shares of various companies comprising the Draftex International Car Body Seals Division (filed as Exhibit 10.1 to GenCorp Inc.'s Current Report on Form 8-K dated December 29, 2000 (File No. 1-1520) and incorporated herein by reference)
2.11	Deed of Variation, Waiver and Settlement dated March 16, 2002 by and between GenCorp Inc. and The Laird Group Public Limited Company resolving the remaining adjustments to the purchase price of the Draftex business and certain claims of GenCorp Inc. and The Laird Group Public Limited Company (filed as Exhibit 2 to GenCorp Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2002 (File No. 1-1520) and incorporated herein by reference)
2.12	Asset Purchase Agreement by and between General Dynamics OTS (Aerospace), Inc. and Aerojet-General Corporation dated August 26, 2002 (filed as Exhibit 10.2 to GenCorp Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2002 (File No. 1-1520) and incorporated herein by reference)
4.1	Amended and Restated Rights Agreement (with exhibits) dated as of December 7, 1987 between GenCorp Inc. and Morgan Shareholder Services Trust Company, as Rights Agent (filed as Exhibit D to GenCorp Inc.'s Annual Report on Form 10-K for the fiscal year ended November 30, 1987 (File No. 1-1520) and incorporated herein by reference)
4.2	Amendment to Rights Agreement among GenCorp Inc., The First Chicago Trust Company of New York, as resigning Rights Agent, and The Bank of New York, as successor Rights Agent, dated August 21, 1995 (filed as Exhibit A to GenCorp Inc.'s Annual Report on Form 10-K for the fiscal year ended November 30, 1995 (File No. 1-1520) and incorporated herein by reference)

4.3	Amendment to Rights Agreement between GenCorp Inc. and The Bank of New York, as successor Rights Agent, dated as of January 20, 1997 (filed as Exhibit 4.1 to GenCorp Inc.'s Current Report on Form 8-K dated January 20, 1997 (File No. 1-1520) and incorporated herein by reference)
4.4	Indenture dated January 16, 2004 between GenCorp Inc. and The Bank of New York, as trustee relating to GenCorp's 4% Contingent Convertible Subordinated Notes due 2024 (filed as Exhibit 4.11 to GenCorp Inc.'s Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (File No. 1-1520) and incorporated herein by reference)
4.5	Registration Rights Agreement dated January 16, 2004 by and among GenCorp Inc., Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC, Scotia Capital (USA) Inc., BNY Capital Markets, Inc., NatCity Investments, Inc. and Wells Fargo Securities, LLC (filed as Exhibit 4.12 to GenCorp Inc.'s Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (File No. 1-1520) and incorporated herein by reference)
4.6	Form of 4% Contingent Convertible Subordinated Notes (included in Exhibit 4.4) filed as Exhibit 4.13 to GenCorp Inc.'s Annual Report on Form 10-K for the fiscal year ended November 30, 2003 (File No. 1-1520) and incorporated herein by reference)
5.1*	Opinion of Jones Day
8.1***	Opinion of Jones Day as to Certain United States Federal Income Tax Considerations
12.1***	Computation of Ratio of Earnings to Fixed Charges
23.1*	Consent of Ernst & Young LLP, Independent Auditors
23.2*	Consent of Jones Day (included in Exhibits 5.1 and 8.1)
24.1***	Powers of Attorney
25.1***	Form of T-1 Statement of Eligibility of the Trustee under the Indenture

*
Filed herewith.

**
Schedules and exhibits to this exhibit have been omitted, but will be furnished to the Securities and Exchange Commission upon request.

***
Previously filed.

Item 17. Undertakings.

        We undertake:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

        However, paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2)   That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        We further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us, pursuant to the provisions described under Item 15 above or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cordova, in the State of California, on May 28, 2004.

GENCORP INC.,
By:	* Terry L. Hall Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on May 28, 2004.

Signatures	Title

* Terry L. Hall	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)
* Yasmin R. Seyal	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* J. Robert Anderson	Director
* J. Gary Cooper	Director
* James J. Didion	Director
* Irving Gutin	Director
* William K. Hall	Director

* James M. Osterhoff	Director
* Steven G. Rothmeier	Director
* Dr. Sheila E. Widnall	Director
* Robert A. Wolfe	Director
*By:	/s/ YASMIN R. SEYAL Yasmin R. Seyal Attorney-in-Fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
5.1	Opinion of Jones Day
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Jones Day (included in Exhibits 5.1 and 8.1)

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Ratio of Earnings to Fixed Charges
RISK FACTORS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
MARKET AND INDUSTRY DATA
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS